Exhibit 10.12

SALE AND PURCHASE AGREEMENT

regarding the acquisition of

all shares in and certain loans and facilities granted to

debis AirFinance B.V.

Table of Contents

Defined Terms
List of Exhibits
List of Disclosure Schedules
RECITALS
1.	Current Status
1.1	debis AirFinance B.V.
1.2	Subsidiaries and Participations of the Company
1.3	Loans and Facilities granted to the Company
2.	Sale and Assignment
2.1	Sale and Purchase of the Shares
2.2	Sale and Purchase of the SHL-Loans
2.3	Transfer and Assignment
3.	Purchase Price
3.1	Purchase Price Amount
3.2	Payments to the Sellers
3.3	The Purchaser’s Bank Account
3.4	Terms of Payments
4.	Closing
4.1	Dates
4.2	Closing Conditions
4.3	Fulfillment of Closing Conditions; Merger Control Filing
4.4	Waiver of Closing Conditions
4.5	Closing Events
4.6	Waiver of Closing Events
4.7	Closing Confirmation
4.8	Right to Withdraw
5.	Guarantees of the Sellers
5.1	Independent Guarantees
5.2	Sellers’ Knowledge
5.3	Due Diligence
6.	Remedies
6.1	Breach
6.2	Cooperation of the Parties
6.3	Third Party Claims
7.	Limitations of Liability
7.1	Liability Cap
7.2	Recoverable Claims; Deductible
7.3	No Double Dip
7.4	Exclusion of Liability
7.5	Statute of Limitation
7.6	Suspension and Restart
7.7	Remedies
8.	Other Covenants
8.1	Purchaser’s Access
8.2	Corporate Matters; Disposals and Other Transactions
8.3	No Solicitation
8.4	Interim Management

8.5	Insurance Coverage
8.6	Use of Certain Names and Designations
8.7	Amounts Drawn Under the Revolving Facility
8.8	Further Assurance
8.9	Covenants relating to the Waivers
8.10	Suspension of implementation of portions of the collateral package
9.	Guarantees of the Purchaser
9.1	Independent Guarantee
9.2	Indemnity
10.	[Reserved]
11.	Non Solicitation
12.	Public Announcements and Confidentiality
12.1	Public Announcement
12.2	Confidentiality Agreement
13.	Notices
14.	Miscellaneous
14.1	Costs
14.2	Entire Agreement
14.3	Amendments
14.4	Headings; German or Dutch Terms
14.5	Assignment; Set-Off; Withholding
14.6	Foreign Currencies
14.7	Calculation of Interest
14.8	Governing Law
14.9	Arbitration
14.10	Severability

SALE AND PURCHASE AGREEMENT

by and between

1.                                       DaimlerChrysler Services AG, Eichhornstraße 3, 10875 Berlin, Germany,

- “DC Services” -

2.                                       DaimlerChrysler Aerospace AG, Willy-Messerschmitt-Straße, 85521 Ottobrunn, Germany,

- “DC Aerospace” -

3.                                       DaimlerChrysler AG, Epplestraße 225, 70567 Stuttgart, Germany,

- “DC AG” -

4.                                       Bayerische Hypo- und Vereinsbank AG, Arabellastraße 14, 81925 Munich, Germany,

- “HVB” -

5.                                       HVB Banque Luxembourg SA, 4, rue Alphonse Weicker, 2721 Luxembourg, Luxembourg

- “HVB Luxembourg” -

6.                                       Bayerische Landesbank, Brienner Str. 18, 80333 Munich, Germany,

- “BLB” -

7.                                       BLB Beteiligungsgesellschaft Beta mbH, Brienner Str. 18, 80333 Munich, Germany,

“BLB-Beteiligung”

8.                                       Dresdner Bank AG, Platz der Einheit 2, 60301 Frankfurt am Main, Germany,

“Dresdner Bank”

9.                                       DZ BANK AG Deutsche Zentral-Genossenschaftsbank, Frankfurt am Main, Platz der Republik, 60265 Frankfurt am Main, Germany,

- “DZ” -

10.                                 DZ Beteiligungsgesellschaft mbH Nr. 6, Platz der Republik, 60325 Frankfurt am Main, Germany,

- “DZ Beteiligung” -

11.                                 KfW, Palmengartenstr. 5-9, 60325 Frankfurt am Main, Germany,

- “KfW” -

- the parties referred to in 1. through 11., collectively, the “Sellers”

and each of them individually a “Seller” -,

and

12.                                 FERN S.à r.l., c/o Cerberus Capital Management, L.P., 299 Park Avenue, New York, New York 10171, U.S.A.,

- “Purchaser” -

- the Sellers and the Purchaser, collectively, the “Parties” or each of them individually a “Party” -

Defined Terms

When used in this Agreement, the following terms shall have the following meanings:

Affiliate means “verbundene Unternehmen” as such term is defined in Section 15 of the German Stock Corporation Act (Aktiengesetz – AktG);

Agreement shall have the meaning as defined in Recitals (A);

Aircraft means each of the Owned Aircraft, Structured Finance Aircraft and Leased-in Aircraft specified in the Aircraft Disclosure Schedule;

Aircraft Assets means the Aircraft, the Engines, any spare parts in respect thereof, and any other assets that are specifically used in connection with the Aircraft, the Engines or the spare parts;

Aircraft Disclosure Schedule means Schedule 5(a) to Exhibit 5.1 setting out as of April 1, 2005, with respect to the Company and each dAF-Consolidated Company, the Owned Aircraft, the Structured Finance Aircraft and the Leased-in Aircraft and specifying (i) with respect to each Aircraft, the manufacturer, model, registration marks, manufacturer’s serial number and year of manufacture, (ii) specifying with respect to each Engine, the manufacturer and model, (iii) with respect to each Lease (a) the identity of the Lessee, (b) the expiry date of the Lease and (c) the current monthly rental and whether it is floating or fixed, (iv) with respect to each Headlease (a) the identity of the Headlessor, (b) the expiry date of the Headlease and (c) the current monthly rental and whether it is floating or fixed, and (v) with respect to each Loan Facility (a) the identity of the agent bank and (b) the initial principal sum of the Loan Facility and the outstanding balance, the scheduled maturity date and the interest rate and monthly debt service (if a fixed rate obligation) arising thereunder as at the most recent end of the month;

Assets and Properties of any Person means – with the exclusion of goodwill and tax assets – all assets and properties of every kind, nature, character or description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), operated, owned or leased by such Person, including without limitation cash, cash equivalents, Investment Assets, accounts and notes receivable, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property;

Associated Company or Associated Companies shall have the meaning as defined in Section 1.2;

Audited Financial Statements 2004 means the consolidated financial statements prepared in accordance with GAAP of the Company and the dAF-Consolidated Group as of and for the twelve months period ended December 31, 2004 as certified by PricewaterhouseCoopers, Amsterdam, on February 23, 2005; and as approved by the Supervisory Board of the Company on March 9, 2005;

Benefit Plan means any Plan established or maintained by the Company or any dAF-Consolidated Company existing at the Closing Date or prior thereto, to which the Company or any dAF-Consolidated Company contributes or has contributed, and under which any employee, former employee or director of the Company or any dAF-Consolidated Company or any beneficiary thereof is covered, is eligible for coverage or has benefit rights against the Company or any dAF-Consolidated Company;

BGB means the German Civil Code;

BLB means Bayerische Landesbank;

BLB-Beteiligung means BLB Beteiligungsgesellschaft Beta GmbH;

Books and Records means all files, documents, instruments, papers, books and records relating to the Business or any Assets and Properties of the Business (including any Aircraft), including without limitation documents, data, records, financial statements, tax returns and budgets, pricing guidelines, ledgers, journals, deeds, title policies, minutes, stock certificates and books, stock transfer ledgers, contracts, licenses, customer lists, computer files and programs, and operating data and plans;

Breach shall have the meaning as defined in Section 6.1;

Breach Notice shall have the meaning as defined in Section 6.1;

Business shall have the meaning as defined in Recitals (A);

Business Day means a day (other than a Saturday and a Sunday) on which banks are generally open in Amsterdam, Frankfurt am Main and New York City for the transaction of normal banking business;

Closing shall have the meaning as defined in Section 4.5;

Closing Conditions shall have the meaning as defined in Section 4.2;

Closing Confirmation shall have the meaning as defined in Section 4.7;

Closing Date shall have the meaning as defined in Section 4.1.3;

Closing Events shall have the meaning as defined in Section 4.5;

Company shall have the meaning as defined in Recitals (A);

Creditor means the lender under any Loan Facility;

dAF shall have the meaning as defined in Recitals (A);

dAF-Consolidated Company or dAF-Consolidated Companies shall have the meaning as defined in Section 1.2;

dAF-Consolidated Group shall have the meaning as defined in Section 1.2;

DC Aerospace means DaimlerChrysler Aerospace AG;

DC AG means DaimlerChrysler AG;

DC Services means DaimlerChrysler Services AG;

Deductible shall have the meaning as defined in Section 7.2;

Disclosure Schedules shall have the meaning as defined in Section 5.1;

DOJ means US Antitrust Division of the Department of Justice;

Dresdner Bank means Dresdner Bank AG;

DZ means DZ BANK AG Deutsche Zentral-Genossenschaftsbank, Frankfurt am Main;

DZ Beteiligung means DZ Beteiligungsgesellschaft mbH Nr. 6;

ECA or ECAs  means (any of) the export credit agencies Euler Hermes Kreditversicherungs-AG (Germany), Export Credits Guarantee Department (the UK’s official export credit agency) and Coface SA (France);

ECA Facility  shall have the meaning as defined in Section 4.2.2(a);

ECA Finance Documents shall have the meaning as defined in Section 4.2.2(a);

Effective Date shall have the meaning as defined in Section 4.1.1;

Engine means any engine being the subject of a Lease and/or a Headlease, including, to the extent so permitted under the relevant Lease and/or Headlease, replacement engines;

Final Refusal means, in respect of any ECA Facility, MSN 313 Facility or JOL Facility, a written letter from any the ECA Agents (as defined in the ECA Finance Documents) with respect to the ECA Facilities, the Agents and the Lenders (as defined in the MSN 313 Finance Documents) with respect to the MSN 313 Finance Documents and/or the Security Trustees and Lessors (each as defined in the JOL Finance Documents) with respect to the relevant JOL Finance Documents, as the case may be, stating finally, definitively and unconditionally that such Person has not and will not grant a Waiver with respect to such ECA Facility, MSN 313 Facility or JOL Facility, as the case may be;

Forward Order means the advance order from Airbus as described in more detail in Exhibit FO;

FTC means Federal Trade Commission;

GAAP means United States generally accepted accounting principles;

Governmental or Regulatory Authority means any court, tribunal, arbitrator, authority, agency, commission, or other official body of any country or state, county or city (excluding for the avoidance of doubt any Export Credit Agency);

Guarantees shall have the meaning as defined in Section 5.1;

GWB means German Act against Restraints of Competition;

Headlease means any lease agreement pursuant whereto a Leased-in Aircraft or a Structured Finance Aircraft is leased by a Person or entity to the Company or any of the dAF-Consolidated Companies;

Headlease Documents means: (i) with respect to each Leased-in Aircraft, the Headlease and all other agreements to which the Company or a dAF-Consolidated Company is a party (including any side letters, assignment of warranties and option agreements) pertaining to the leasing of Leased-in Aircraft to the Company or any of the dAF-Consolidated Companies, and (ii) with respect to a Structured Finance Aircraft, the Headlease, the Loan Facility and all other agreements to which the

Company or a dAF-Consolidated Company is a party (including any side letters, assignment of warranties and option agreements) as well as other operative documents pertaining to the acquisition of the Structured Finance Aircraft, the financing thereof and the leasing thereof to the Company or any of the dAF-Consolidated Companies (in each case to the extent the Company or any of the dAF-Consolidated Companies is a party to such documents);

Headlessor means any Person or entity which leases a Leased-in Aircraft or a Structured Finance Aircraft to the Company or any of the dAF-Consolidated Companies;

HVB means Bayerische Hypo- und Vereinsbank AG;

HVB Luxembourg means HVB Banque Luxembourg SA;

Intra-Group Agreements shall mean any agreements between the Company and one or more legally or beneficially wholly-owned dAF Consolidated Companies or among legally or beneficially wholly-owned dAF Consolidated Companies to which no other Person (other than the Company or a legally or beneficially wholly-owned dAF-Consolidated Company) is a party, provided, however, that debis AirFinance Ireland plc shall be deemed to be wholly-owned for purposes of this definition;

Investment Assets means all debentures, notes and other evidences of indebtedness, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures and general and limited partnerships, mortgage loans and other investment assets owned of record or beneficially by the Company or any dAF-Consolidated Company and issued by any Person other than the Company or any dAF-Consolidated Company (other than trade receivables generated in the ordinary course of business of the Company and the dAF-Consolidated Group);

JOL Facility shall have the meaning as defined in Section 4.2.2(b);

JOL Finance Documents shall have the meaning as defined in Section 4.2.2(b);

KfW means KfW;

Lease means any lease agreement in respect of an Aircraft or an Engine pursuant to which an Aircraft or an Engine is leased by the Company or any dAF-Consolidated Company to any Lessee;

Lease Documents means with respect to each Aircraft, the Lease and all other agreements (including any material side-letters, extension agreements, assignment of warranties and option agreements) related to that Lease;

Leased-in Aircraft means each Aircraft listed in the Aircraft Disclosure Schedule under “Leased-in Aircraft”;

Lessee means any Person or entity which leases an Aircraft from the Company or any of the dAF-Consolidated Companies pursuant to a Lease;

Lessor means the Company or any of the dAF-Consolidated Companies which is the lessor under a Lease;

Lessor Guarantee shall have the meaning as defined in Section 6 (c) of Exhibit 5.1;

Liability Cap shall have the meaning as defined in Section 7.1;

Loan Facility or Loan Facilities means any the loan agreements as listed in Exhibit LF;

Loans Transfer Documents shall have the meaning as defined in Section 4.5.3;

Losses means any and all direct damages and losses (i.e. excluding consequential damages (Folgeschäden) except to the extent as set forth in this definition further below, and excluding internal administration or overhead costs of the Purchaser or Cerberus Capital Management, L.P.), any direct liabilities, fines, fees, penalties, deficiencies and expenses (including without limitation interest, court costs, reasonable fees of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment), and including, with respect to any entity, any of the foregoing that are incurred or suffered by or through a direct or indirect subsidiary of such entity and including, in the case of Losses incurred or suffered by the Company or any dAF-Consolidated Company, lost or foregone revenues or profits (but excluding any lost or foregone revenues or profits of the Purchaser and lost opportunities for anticipated synergies to be created between the Company or any dAF-Consolidated Company on the one hand and the Purchaser or its Affiliates on the other hand) only to the extent of actual current or the net present value of future lost, forgone or reduced cash flows of the Company or any dAF-Consolidated Company;

Material Adverse Effect shall have the meaning as defined in Section 4.2.4;

Material Contracts means all of the following agreements with principal obligations (Hauptleistungspflichten) still to be performed or substantial liabilities outstanding:

(i)                                     leases or other agreements under which the Company or any dAF-Consolidated Company is lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property other than Aircraft Assets owned by a third party and used in the Business and which entails annual payments, in the case of any such lease or agreement, in excess of US$1,000,000.00;

(ii)                                  all partnership, joint venture, shareholders’, cooperation or other similar contracts with any Person (other than Intra-Group Agreements) to which the Company or a dAF-Consolidated Company is a party;

(iii)                               all contracts that:

(a)                                  limit or contain restrictions on the ability of the Company or any dAF-Consolidated Company to declare or pay dividends on, to make any other distribution in respect of or to issue or purchase, redeem or otherwise acquire its capital stock, to incur indebtedness, to incur or suffer to exist any lien, to purchase or sell any operations, assets and properties, to change the lines of business in which it participates or engages or to engage in any business combination; or

(b)                                 require the Company or any dAF-Consolidated Company to maintain specified financial ratios or levels of net worth or other indicia of financial condition;

(iv)                              contracts and agreements binding on the Company or any dAF-Consolidated Company and which are:

(a)                                  outstanding contracts with agents, salesmen, sales representatives, distributors, sales agents or dealers of the Company or any dAF-Consolidated Company other than contracts which involve annual payments by any party of less than US$1,000,000.00 (one million US Dollars) and by their terms are cancelable by the Company or any dAF Consolidated Company, with notice of not more than thirty (30) days and without cancellation penalties or severance payments, in the case of any such contract, in excess of US$100,000.00 (one hundred thousand US Dollars);

(b)                                 collective bargaining agreements of the Company or any of the dAF-Consolidated Group that relate to the Business;

(c)                                  Benefit Plans;

(d)                                 profit and loss pooling agreements (Ergebnisabführungsverträge) within the meaning of Section 291 para. 1 German Stock Corporation Act or equivalent agreements under foreign law that relate to a fiscal unity (Organschaft), contracts or agreements (other than Intra-Group Agreements) relating to past or future mergers, business combinations or other dispositions or acquisitions of the Business, other than dispositions or acquisitions of Aircraft Assets or special purpose vehicles owning Aircraft Assets in the ordinary course of business consistent with past practice;

(e)                                  contracts or agreements with (i) the five (5) largest Lessees, and other customers of the Company and the dAF-Consolidated Group, on the basis of revenues for the most recently-completed fiscal year and (ii) the five (5) largest suppliers, including Headlessors, of the Company and the dAF-Consolidated Group, on the basis of cost for the most recently-completed fiscal year;

(v)                                 Loan Facilities;

(vi)                              contracts with any Person containing any provision or covenant prohibiting or limiting the ability of the Company or any dAF-Consolidated Company to engage in any business activity or compete with any Person;

(vii)                           all other contracts and agreements that involve the payment or potential payment, pursuant to the terms of any such contract, by or to the Company or any dAF-Consolidated Company of more than US$10,000,000.00 (ten million US Dollars) annually; and

(viii)                        all material amendments and material supplements as in force and operative as of the Signing Date to any of the contracts and agreements listed under (i) through (vii) above.

Material Contract Schedule means Schedule 6(a) to Exhibit 5.1 which lists all Material Contracts;

Merger Filing or Merger Filings shall have the meaning as defined in Section 4.3.2;

MSN 313 Finance Documents shall have the meaning as defined in Section 4.2.2(b);

Notary means civil law notary Mr W.H. Bossenbroek or another civil law notary of NautaDutilh, or any of their deputies;

Noteholders means the noteholders under the US Notes;

Owned Aircraft means each Aircraft listed in the Aircraft Disclosure Schedule under “Owned Aircraft”;

Party or Parties shall mean the Sellers and the Purchaser;

Permitted Security Interests means (i) mechanics’, carriers’, workmen’s, repairmen’s, warehousemen’s, airport authority’s, landlord’s or other statutory Security Interests arising from or incurred in the ordinary course of business and securing obligations which are not due or which are being contested in good faith by the Company or one or more of the dAF-Consolidated Companies; (ii) Security Interests for Taxes which are not due and payable or which may thereafter be paid without penalty or which are being contested in good faith by the Company or one or more of the dAF-Consolidated Companies; (iii) easements, covenants, rights-of-way and other encumbrances or restrictions of record; (iv) zoning, building and other similar restrictions, provided the same are not violated in any material respect by any improvements of the Company or any of the dAF-Consolidated Companies or by the use thereof for the conduct of the Company’s or any of the dAF-Consolidated Companies’ business; (v) any permitted lien or lessor lien (as defined in the respective Lease or otherwise) under any of the Leases, except, in each case, to the extent attributable to the Company or any dAF-Consolidated Company; (vi) any permitted lien or lessor lien (as defined in the Headlease or otherwise) under any of the Headleases, except, in each case, to the extent attributable to the Company or any dAF-Consolidated Company; (vii) any unrecorded easements, covenants, rights-of-way or other encumbrances or restrictions, and other Security Interests that are not material in character or amount, none of which unrecorded items or other Security Interests materially impairs the use of the property to which they relate in the business of the Company and the dAF-Consolidated Companies, taken as a whole, as presently conducted, (viii) any and all Security Interests created for the benefit of the SHL-Lenders or any one of them in accordance with any of the SHL-Loans; (ix) any and all Security Interests created for the benefit of the Noteholders or any one of them in accordance with the US Notes; (x) any and all Security Interests created for the benefit of the Creditors or any one of them in accordance with any of the Loan Facilities; (xi) any and all Security Interest created for the benefit of any creditor in accordance with any new facility agreement or other financing arrangement (including new Headleases) in connection with the acquisition of any aircraft; (xii) any and all Security Interests in relation to a Structured Finance Aircraft; and (xiii) any and all other imperfections of title or encumbrances, if any, which imperfections of title or encumbrances do not materially impair the use of any asset with a net book value in excess of US$1,000,000.00 (one million US Dollars);

Person means any natural person, corporation, foundation, cooperative, limited liability company, general partnership, business organization, trust, union, association, limited partnership, proprietorship or Governmental or Regulatory Authority;

Plan means any bonus, incentive compensation, deferred compensation, pension, welfare, profit sharing, retirement, stock purchase, stock option, stock ownership,

stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workmen’s compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, including, but not limited to, any “employee benefit plans”, but excluding any social welfare plans.

Purchase Price shall have the meaning as defined in Section 3.1;

Purchaser  means FERN S.à r.l.;

Purchaser’s Bank Account shall have the meaning as defined in Section 3.3;

Recoverable Claims shall have the meaning as defined in Section 7.2;

Restitution in Kind shall have the meaning as defined in Section 6.1;

Revolving Facility shall have the meaning as defined in Section 3.1;

Security Interest means, with respect to any property or asset, any mortgage, lien, pledge, charge, security right, security interest, right of retention, preferential claim, arrest, encumbrance or other adverse claim of any kind in respect of that property or asset. For purposes hereof, a Person or entity shall be deemed to own subject to a Security Interest any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to that property or asset;

Seller or Sellers means DC Services, DC Aerospace, DC AG, HVB, HVB Luxembourg, BLB, BLB-Beteiligung, Dresdner Bank, DZ, DZ Beteiligung, KfW;

Sellers’ Bank Account shall have the meaning as defined in Section 3.2;

Sellers’ Knowledge shall have the meaning as defined in Section 5.2;

Senior Facility Agreement shall have the meaning as defined in Section 1.3.1;

Senior Lender or Senior Lenders shall have the meaning as defined in Section 1.3.1;

Shareholders shall have the meaning as defined in Section 1.1;

Shares shall have the meaning as defined in Section 1.1;

Shares Transfer Deed shall have the meaning as defined in Section 4.5.2;

Share Transfer shall have the meaning as defined in Section 4.2.2 (a);

SHL-Lender or SHL-Lenders shall have the meaning as defined in Section 1.3;

SHL-Loan Agreements shall have the meaning as defined in Section 1.3;

SHL-Loans shall have the meaning as defined in Section 1.3;

SHL Senior Secured Refinancing Facility shall have the meaning as defined in Section 1.3.1;

Signing Date shall have the meaning as defined in Section 4.1.2;

Structured Finance Aircraft means each Aircraft listed in the Aircraft Disclosure Schedule under “Structured Finance Aircraft”;

Subordinated Lender or Subordinated Lenders shall have the meaning as defined in Section 1.3.2;

Subordinated Loan Agreements shall have the meaning as defined in Section 1.3.2;

Subordinated Loans shall have the meaning as defined in Section 1.3.2;

Subsidiaries shall mean any Person that directly or indirectly is controlled by another Person. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning more than fifty percent (50%) of the voting rights and capital in another Person shall be deemed to control that other Person;

Tax includes, without limitation, (a) taxes on income, profits and gains, and (b) all other taxes, levies, duties, imposts, charges and withholdings of any nature, including any excise, property, sales, transfer, franchise and payroll taxes and any national insurance or social security contributions, together with all penalties, charges and interest relating to any of the foregoing or to any late or incorrect return in respect of any of them, and regardless of whether such taxes, levies, duties, imposts, charges, withholdings, penalties and interest are chargeable directly or primarily against or attributable directly or primarily to the relevant Person or any other Person and of whether any amount in respect of them is recoverable from any other Person;

Third Party Claim shall have the meaning as defined in Section 6.3; and

US-Notes means the 7.95 % Series A Guaranteed Senior Notes Due 2005 and the 8.05 % Series B Guaranteed Senior Notes Due 2007 each dated December 14, 2000 issued by debis AirFinance Funding 1 B.V. within the framework of a US private placement and guaranteed by the Company.

Waiver or Waivers shall have the meaning as defined in Section 4.2.2(a).

List of Exhibits

Exhibit C	Cerberus Commitment Letter
Exhibit FO	Forward Order
Exhibit LF	Loan Facility/Loan Facilities
Exhibit 1.2-1	List of dAF-Consolidated Companies
Exhibit 1.2-2	List of Associated Companies
Exhibit 1.2-3	Group charts of the dAF-Consolidated Group and the Associated Companies
Exhibit 1.3.1	List of the respective participation of each Senior Lender in the SHL Senior Secured Refinancing Facility
Exhibit 1.3.2-1	List of Subordinated Loan Agreements
Exhibit 1.3.2-2	List of principal amounts and interest owed under the Subordinated Loans as of January 1, 2005
Exhibit 3.1	Allocation of Purchase Price
Exhibit 3.2	Sellers’ Bank Account
Exhibit 4.2.2(a)	ECA Facilities
Exhibit 4.2.2(b)	MSN 313 Finance Agreements
Exhibit 4.2.2(c)	JOL Facilities
Exhibit 4.2.4 (i)	List of material subsidiaries
Exhibit 4.5.1 (ii)	Bank Account of the Company
Exhibit 4.5.2	Shares Transfer Deed
Exhibit 4.5.3-1	Loans Transfer Documents regarding SHL Senior Secured Refinancing Facility
Exhibit 4.5.3-2	Loans Transfer Documents regarding Subordinated Loans
Exhibit 4.5.4	List of resigning supervisory board members
Exhibit 5.1	Guarantees
Exhibit 5.1 (ii)	Sellers’ respective shares in liability
Exhibit 5.2	List of persons regarding Sellers’ Knowledge
Exhibit 7.4.5	Purchaser’s Knowledge
Exhibit 8.1	Shareholders’ Resolution
Exhibit 8.1.2	List of Sellers and Persons
Exhibit 8.2.1	Corporate Matters after the Signing Date
Exhibit 8.2.5	Dividend Payments after the Signing Date
Exhibit 8.2.6	Disposals of Shares after the Signing Date
Exhibit 8.2.7	Changes to Compensation of Directors, Officers and Employees after the Signing Date
Exhibit 8.2.8	Corporate Reorganizations after the Signing Date
Exhibit 8.2.9	Transactions with Affiliates after the Signing Date

List of Disclosure Schedules

Schedule 1.2 (b)	Articles of Incorporation, Articles of Association and Partially Paid-up Shares
Schedule 1.2 (c)	Directors, Supervisory Directors and Proxyholders
Schedule 1.3 (a) and Schedule 1.3 (aa)	Certain companies of the dAF-Consolidated Group and Articles of Association of certain companies of the dAF-Consolidated Group
Schedule 1.3 (b)	Title to Shares
Schedule 1.3 (c)	Foreign Directors / Proxyholders
Schedule 2	Operation since January 1, 2005
Schedule 3.1 (a)	Licences
Schedule 3.1 (b)	Licences Exceptions
Schedule 3.2 (b)	Compliance with Laws
Schedule 4.1 (a)	Encumbered Tangibles
Schedule 4.1 (b)	Real Property
Schedule 4.2 (a)	Material Insurance Policies
Schedule 4.2 (a)-1	Insurance Termination Grounds
Schedule 4.2 (a)-2	Defective Insurances
Schedule 4.2 (b)	Insurance Claims
Schedule 5 (a)	Aircraft Disclosure
Schedule 5 (c)	Other Aircraft
Schedule 5 (d)	Lease Default
Schedule 5 (e)	Headlease Default
Schedule 5 (f)	Lease Documents
Schedule 5 (g)	Headlease Documents
Schedule 5 (h)	Lease Defects
Schedule 5 (i)	Material Lease Claims
Schedule 5 (j)	Security Interests on Aircraft Assets
Schedule 5 (k)	Incidents
Schedule 5 (l)	Airworthiness Directives
Schedule 5 (m)	Options
Schedule 5 (n)	Lease Termination Grounds
Schedule 6 (a)	Material Contracts
Schedule 6 (b)	Material Default
Schedule 6 (c)	Guarantees
Schedule 6 (d)	Sureties
Schedule 7 (a)	Litigation
Schedule 8.1	Service Agreements
Schedule 8.3	Collective Labor Disputes
Schedule 8.4 (a)	Benefit Plans
Schedule 8.4 (b)	Benefit Litigation
Schedule 10.1	Consolidated Balance Sheet
Schedule 10.2	Resolutions
Schedule 10.3-1	Notes to the Audited Financial Statements 2004
Schedule 10.3-2	No Undisclosed Liabilities
Schedule 11	Investment Assets
Schedule 12	Conflicts
Schedule 17.1	Tax Liabilities
Schedule 17.2	Tax Disputes

Schedule 17.3	Social Tax
Schedule 17.4	Permanent Establishments

RECITALS

(A)                             WHEREAS, the Sellers, as further detailed in this agreement and its Exhibits and Disclosure Schedules (collectively, the “Agreement”) are shareholders and/or lenders of debis AirFinance B.V., Amsterdam, The Netherlands (the “Company” or “dAF”), a company which, directly or indirectly through the dAF-Consolidated Group and the Associated Companies, is active in the worldwide purchasing, leasing, selling and financing of commercial aircraft (including engines and spare parts) and the provision of aircraft servicing, asset management and related other services (collectively, the “Business”).

(B)                               WHEREAS, the Sellers intend to sell and transfer (leveren) all shares in the Company as well as certain loans and credit facilities upon the terms and conditions of this Agreement to the Purchaser, who is willing to purchase and acquire such shares, loans and credit facilities accordingly.

(C)                               WHEREAS, by the letter attached hereto as Exhibit C Cerberus Capital Management L.P. is, subject to the terms and conditions set forth in such letter, agreeing to make payment to the Sellers in the event that the Purchaser breaches its obligation to consummate the transactions contemplated under this Agreement.

Now, therefore, the Parties agree as follows:

1.                                      Current Status

1.1                               debis AirFinance B.V.

The Company is a limited liability company formed and validly existing under the laws of The Netherlands with corporate seat in Amsterdam, The Netherlands, which is registered with the Kamer van Koophandel en Fabrieken voor Amsterdam under registry no. 34094272. The authorized and issued share capital of the Company amounts to €363,024,000.00 (in words: three hundred sixty-three million twenty-four thousand Euros) and is divided into 800,000 shares in the nominal amount of €453.78 (in words: four hundred fifty-three Euros and seventy-eight Cents) each (all 800,000 shares, collectively, the “Shares”). Of the total authorized and issued share capital of the Company, an amount of €334,075,720.00 (in words: three hundred thirty-four million seventy-five thousand seven hundred twenty Euros) has been paid in by the Shareholders pro rata to their respective shareholdings. Sole shareholders of the Company with the following shareholdings are:

Shareholder	No. of Shares held:	Percentage of Share Capital:

DC Services	280,000	35%

DC Aerospace	80,000	10%

BLB-Beteiligung	120,000	15%

Dresdner Bank	120,000	15%

HVB	120,000	15%

DZ Beteiligung	80,000	10%

Total	800,000	100%

(DC Services, DC Aerospace, BLB-Beteiligung, Dresdner Bank, HVB and DZ Beteiligung in their capacity as shareholders of the Company, collectively, the “Shareholders”).

1.2                               Subsidiaries and Participations of the Company

The companies, which are consolidated in the Audited Financial Statements 2004 or established or acquired after the Effective Date, and which – except as set forth in Schedule 1.3 (b) to Exhibit 5.1 – are, directly or indirectly wholly-owned by the Company are listed in Exhibit 1.2-1 and, collectively, referred to as the “dAF-Consolidated Group” and each of them individually as a “dAF-Consolidated Company” and several of them “dAF-Consolidated Companies”. In addition to the dAF-Consolidated Group, as of the Signing Date, the Company directly and indirectly only holds shares in the companies set out in Exhibit 1.2-2 (collectively, the “Associated Companies” and each of them individually an “Associated Company”). For illustration purposes, Exhibit 1.2-3 contains several group charts of the dAF-Consolidated Group and the Associated Companies.

1.3                               Loans and Facilities granted to the Company

1.3.1                     Senior Secured Refinancing Facility

On March 3, 2004, DC AG (as successor of DaimlerChrysler Coordination Center SCS), HVB Luxembourg, BLB, Dresdner Bank, DZ and KfW (DC AG, HVB Luxembourg, BLB, Dresdner Bank, DZ and KfW in their capacity as such lenders of the Company, collectively the “Senior Lenders” and each of them individually a “Senior Lender”), the Company and ABN Amro Bank N.V. have entered into a facility agreement (the “Senior Facility Agreement”) regarding the establishment and terms of a senior secured refinancing facility (the “SHL Senior Secured Refinancing Facility”) to the Company in the principal amount of US$1,645,000,000.00 (in words: one billion six hundred and forty-five million US Dollars) which facility replaced certain term and revolving credit facilities to the Company. As of January 1, 2005, a principal amount of US$1,516,400,000 (in words: one billion five hundred and sixteen million four hundred thousand US Dollars) plus accrued and unpaid interest in the amount of US$ 12,660,738.93 (in words: twelve million six hundred sixty thousand seven hundred thirty-eight US Dollars and ninety-three cents) was outstanding under the SHL Senior Secured Refinancing Facility.

Details as to the respective participation of each Senior Lender in the SHL Senior Secured Refinancing Facility are set forth in Exhibit 1.3.1 hereto.

1.3.2                     Subordinated Loans and Facilities

In addition, DC Services, DC Aerospace, HVB Luxembourg, BLB, Dresdner Bank, DZ and KfW (DC Services, DC Aerospace, HVB Luxembourg, BLB, Dresdner Bank, DZ and KfW in their capacity as such subordinated lenders of the Company, collectively the “Subordinated Lenders” and each of them individually a “Subordinated Lender”), have entered into the subordinated loan agreements (collectively, the “Subordinated Loan Agreements”) regarding the provision to the Company of subordinated loans and facilities (collectively, the “Subordinated Loans”) as set forth in Exhibit 1.3.2-1 hereto. The principal amounts together with accrued and unpaid interest outstanding under each such Subordinated Loan as of January 1, 2005, are set out in Exhibit 1.3.2-2 hereto.

The SHL Senior Secured Refinancing Facility and the Subordinated Loans, collectively, are referred to as the “SHL-Loans”, and the Senior Facility Agreement and the Subordinated Loan Agreements, each including any amendment, supplement and ancillary documents (such as security documents) thereto, collectively, are referred to as the “SHL-Loan Agreements”. The Senior Lenders and the Subordinated Lenders, collectively, are referred to as the “SHL-Lenders”, and each of them individually as a “SHL-Lender”.

2.                                      Sale and Assignment

2.1                               Sale and Purchase of the Shares

Subject to the terms of this Agreement, each of the Shareholders hereby sells (verkauft) with commercial effect (wirtschaftlicher Wirkung) as from (and including) the Effective Date (as defined in Section 4.1.1 below) to the Purchaser any and all of its respective Shares including any dividend rights (Gewinnbezugsrechte) for all profits not yet distributed on the Effective Date and any other ancillary rights for the period as from (and including) the Effective Date and any other ancillary rights pertaining to the respective Shares. The Purchaser hereby purchases the Shares from the Shareholders in accordance with the foregoing sentence.

2.2                               Sale and Purchase of the SHL-Loans

Subject to the terms of this Agreement, each of the SHL-Lenders hereby sells (verkauft) with commercial effect (wirtschaftlicher Wirkung) as from (but excluding) the Closing (as defined in Section 4.5 below) to the Purchaser its respective entire participation in the SHL-Loans including any and all respective rights and obligations under the SHL Loan Agreements. The Purchaser hereby purchases the SHL-Loans including such rights and obligations from the SHL-Lenders in accordance with the foregoing sentence.

From and after the Closing the Purchaser shall hold the SHL-Lenders free and harmless from and against any and all claims based on the doctrine of creditors’ prejudice (Actio Pauliana) which the Company, any member of the dAF-Consolidated Group and/or any third party may have against any SHL-Lender, in its capacity as lender in respect of any payment received by a SHL-Lender under the SHL-Loans prior to the Closing.

2.3                               Transfer and Assignment

The Parties agree that at, and subject to the occurrence of the Closing the Shares shall be transferred (geleverd) to the Purchaser by means of the Shares Transfer Deed (as defined in Section 4.5.2 below), and the SHL-Loans shall be transferred in rem (dinglich übertragen) to the Purchaser by means of the Loans Transfer Documents (as defined in Section 4.5.3 below). The SHL-Loans shall be transferred to the Purchaser with all rights and obligations attached thereto.

3.                                      Purchase Price

3.1                               Purchase Price Amount

The aggregate purchase price for the Shares and the SHL-Loans shall be a fixed amount of US$ 1,370,000,000 (in words: one billion three hundred seventy million US Dollars) (i) plus any amounts drawn (and outstanding at the Closing) under the US$100,000,000.00 (in words: one hundred million US Dollars) revolving facility (“Revolving Facility”) that is part of the SHL Senior Secured Refinancing Facility except to the extent that such amounts have been drawn in violation of the Shareholders’ obligations under Section 8.7 below, (ii) plus any accrued and unpaid interest on the SHL-Loans (including accrued and unpaid interest under the Revolving Facility) until the Closing, and (iii) less the aggregate amount of all payments of principal on, or with respect to, the SHL-Loans subsequent to December 31, 2004 (collectively, the “Purchase Price”). The Purchase Price and all other payments by the Purchaser to the Sellers shall be allocated to the Sellers as set forth in Exhibit 3.1. At least [three (3)] days prior to the Closing Date, the Sellers shall confirm in writing to the Purchaser (i) the amounts drawn under the Revolving Facility in accordance with the foregoing and (ii) the aggregate amount of principal paid (or to be paid prior to the Closing) on the SHL-Loans since December 31, 2004 and (iii) the aggregate amount of principal and interest as will be outstanding on the SHL-Loans at the Closing. For the avoidance of doubt, it is expressly clarified that payments made by the Company to the SHL Lenders between the Effective Date and the Closing in accordance with the terms of the SHL-Loan Agreements in respect of interest accrued on the SHL-Loans up to the Effective Date shall not lead to a reduction of the Purchase Price.

3.2                               Payments to the Sellers

At the Closing Date, the Purchaser shall pay, subject to all Closing Conditions being satisfied or waived in accordance with this Agreement and all Closing

Events as set forth in Section 4.5 occurring as contemplated therein, the full Purchase Price to the bank account set forth in Exhibit 3.2 (the “Sellers’ Bank Account”).

Any other payments to the Sellers under this Agreement, if any, shall be made to the bank account which the respective Seller has notified to the Purchaser at least three (3) Business Days prior to such payment becoming due.

To the extent that payments are to be allocated in accordance to Exhibit 3.1 to a Seller, such Seller has the individual right to claim that such payments be made to the bank accounts indicated in this Section 3.2. For the avoidance of doubt, the Parties agree that Sellers shall exercise jointly all other rights and remedies they have under this Agreement.

3.3                               The Purchaser’s Bank Account

Any payments to the Purchaser under this Agreement, if any, shall be made to the bank account of the Purchaser which the Purchaser has notified to the Sellers at least three (3) Business Days prior to the respective payment date (the “Purchaser’s Bank Account”).

3.4                               Terms of Payments

Any payments under this Agreement shall be made by wire transfer in immediately available funds, value as of the relevant due date set out in this Agreement or otherwise provided by law, free of bank and/or any other fees or charges.

4.                                      Closing

4.1                               Dates

Signing Date, Effective Date and Closing Date shall each have the following meaning in this Agreement:

4.1.1                        “Effective Date” shall be January 1, 2005, 0:00 hours.

4.1.2                         “Signing Date” shall be the day on which this Agreement is duly notarized.

4.1.3                         Unless otherwise agreed in writing between the Parties, “Closing Date” shall be the fifth (5th) Business Day after the date on which the last of the Closing Conditions (as defined in Section 4.2 below) has been fulfilled or waived in accordance with Section 4.4 below.

4.2                               Closing Conditions

The obligation of the Sellers, on the one hand, and the Purchaser, on the other hand, to perform the Closing shall be subject to the following conditions (collectively, the “Closing Conditions”) being either fulfilled or, to the extent permissible under applicable laws, waived by the Party entitled to such waiver pursuant to 4.4 below; provided, that (i) Sellers’ obligation to perform the Closing shall not be subject to the fulfillment or waiver of the conditions set forth in Sections 4.2.2, 4.2.4, 4.2.5, 4.2.6 and 4.2.8, and (ii) Purchaser’s obligation to perform the Closing shall not be subject to the conditions set forth in Sections 4.2.7 and 4.2.9:

4.2.1                        (i) The waiting period under the US Hart-Scott-Rodino Antitrust Improvement Act of 1976 applicable to the transactions contemplated by this Agreement shall have expired or been terminated, and (ii) either (a) the German Federal Cartel Office has confirmed the lack of a filing requirement under the German Act Against Restraints of Competition (“GWB”) upon receipt of an informal notification letter by the parties, or (b) a clearance of the transaction pursuant to Section 40 Section 1 Sentence 1 GWB or pursuant to Section 40 Section 2 GWB was issued or is deemed to be issued due to the expiration of the relevant waiting periods.

For the avoidance of doubt, the filing to be made with and the clearance to be obtained by the cartel authorities in Brazil, Korea and Mexico in accordance with Section 4.3.2 shall not constitute a Closing Condition.

4.2.2                         The Company shall have provided to the Purchaser the following in respect of (a) the ECA Facilities, the MSN 313 Facility and the JOL Facilities with combined outstanding principal amounts (including, without limitation, the equity portion under the JOL Finance Documents) at least equal to 90% of the combined outstanding principal amounts (including, without limitation, the equity portion under the JOL Finance Documents) under all of the ECA Facilities, the MSN 313 Facility and the JOL Facilities, and (b) without in any manner limiting clause (a) above, at least four of the five JOL Facilities:

(a) in respect of each of the agreements listed in Exhibit 4.2.2(a) (each, an “ECA Facility”) and all other financing and lease documents related thereto (the ECA Facilities together with all other financing and lease documents relating thereto (other than the facility agreement dated 23 April 2003 (the “ECA Facility Agreement”) to the extent that it relates to future ECA financings, but including any related “Mismatch Facility”, collectively the “ECA Finance Documents”), a written, binding and effective agreement or document (each agreement or document required under Sections 4.2.2(a), 4.2.2(b) and/or 4.2.2(c), a “Waiver”, and all such required agreements and documents, collectively, the “Waivers”) from each of the ECA Agents and (if any) the “Mismatch Agents” (each as defined in the ECA Facility Agreement) substantially to the effect that it waives, or confirms inapplicability of, any right it may have under any ECA Finance Documents by reason of the transfer of the Shares as contemplated by this Agreement (the “Share Transfer”), which rights principally consist of the right to (A) require good faith discussions with a view to agreeing to alternative arrangements and conditions in respect of such ECA Finance Documents, provided that in the event such good faith discussion have taken place it would be sufficient to receive written confirmations by the ECA Agents and (if any) the Mismatch Agents that such discussions took place and that such requirement has been fully satisfied in accordance with the ECA Finance Documents, (B) terminate any lease agreement forming part of the respective ECA Finance Documents, and/or (C) accelerate or cause to become due any loan made under the ECA Finance Documents;

(b) in respect of each of the financing and lease documents in respect of the Aircraft with manufacturer’s serial number 313 as listed in Exhibit 4.2.2(b) (collectively the “MSN 313 Finance Documents”; the transactions contemplated by the MSN 313 Finance Documents are collectively referred to as the “MSN 313 Facility”), a Waiver from each of the Agent, the Lessor and the Lenders (each as defined in the MSN 313 Finance Documents) substantially to the effect that it waives, or confirms inapplicability of, (i) any right it may have under any MSN 313 Finance Documents by reason of the Share Transfer, which rights principally consist of the right to require good faith discussions with a view to agreeing to alternative arrangements and conditions in respect of such MSN 313 Finance Documents, provided that in the event such good faith discussion have taken place it would be sufficient to receive written confirmations by the Agent, the Lessor and the Lenders that such discussions took place and that such requirement has been fully satisfied in accordance with the MSN 313 Finance Documents and (ii) any termination (automatic or otherwise) of, or required payment or acceleration under, the MSN 313 Finance Documents by reason of the Share Transfer;

(c) in respect of each of the agreements listed in Exhibit 4.2.2 (c) (each, a “JOL Facility”) and all other financing and lease documentation relating thereto (the JOL Facilities, together with all other financing and lease documentation relating thereto, collectively he “JOL Finance Documents”), a Waiver from each of the respective Security Trustees and Lessors (as defined in the JOL Finance Documents) substantially to the effect that it waives, or confirms inapplicability of, (i) any rights that it may have under any documentation in respect of such JOL Finance Documents by reason of the transfer of the Share Transfer, which rights principally consist of the right to (A) require good faith discussions with a view to agreeing to alternative arrangements and conditions in respect of any of the JOL Finance Documents, provided that in the event such good faith discussion have taken place it would be sufficient to receive a written confirmation by the Security Trustees and Lessors that such discussions took place and that such requirement has been fully satisfied in accordance with the JOL Finance Documents, (B) terminate (or serve a notice of termination in respect of) any lease agreement forming part of the respective JOL Finance Documents, and/or (C) accelerate or cause to become due any loan made under such  JOL Finance Documents, and (ii) (under the JOL Finance Documents with respect to the Aircraft with manufacturer’s serial number 2084) any termination (automatic or otherwise) of, or required payment or acceleration under, any agreement forming part of the respective JOL Finance Documents by reason of the Share Transfer;

such Waivers in each case of (a)-(c) above to be unconditional and irrevocable and, in particular, not subject to (i) the payment of any fee or similar amount in excess of US$1,000,000 (one million US Dollars) in the aggregate in respect of all of the ECA Facilities, the MSN 313 Facility and the JOL Facilities (minus any amounts which the Sellers may at their sole discretion have paid on behalf of the Company or any dAF-Consolidated Company on or prior to the Closing Date), (ii) change of any terms of such ECA Finance Documents, MSN 313 Finance Documents and JOL Finance Documents (other than any non-economic change, amendment, supplement or other modification which is of an immaterial or non-substantive nature), and/or (iii) change of the terms of the transactions contemplated by this Agreement or the financing thereof, including any requirement  to contribute more equity financing to the Company or such financing or to provide any additional security (it being acknowledged, for the avoidance of doubt only, that the Waivers shall not be considered to be conditional solely by virtue of their being conditioned on fees or amounts referred to in the foregoing clause (i) if the aggregate amount thereof is below the threshold specified in such clause (i) and/or their being conditioned upon non-economic changes, amendments, supplements or other modifications referred to in the parenthetical in the foregoing clause (ii)).

For the avoidance of doubt, it is expressly agreed between the Parties that the Sellers shall under no circumstances whatsoever be under an obligation to provide any kind of financings other than pursuant to agreements between any one of the Sellers on the one side and the Company and/or dAF-Consolidated Company on the other side existing at the date hereof.

4.2.3                         No preliminary or permanent injunction or other order (including a temporary restraining order) issued by a court or other Governmental or Regulatory Authority of competent jurisdiction being in effect which has the effect of making the purchase and sale contemplated by this Agreement illegal or otherwise prohibiting its consummation or which would otherwise deny the Purchaser its receipt or realization of all or substantially all of the benefits of the purchase and sale contemplated by this Agreement;

4.2.4                        None of the following events (hereinafter referred to as “Material Adverse Effect”) shall have occurred since the Signing Date:

(i)                                     the opening of insolvency proceedings in respect of any of the Sellers, the Company and/or any material subsidiary of the Company as listed in Exhibit 4.2.4 (i); or

(ii)                                  any other event, development, condition, matter, change or effect outside the ordinary course of the Business which individually or together with other adverse events, conditions, matters, changes or effects outside the ordinary course of the Business has resulted in, or is reasonably likely to result in, one or more negative impacts on the value of the Business taken as a whole, with such value being calculated on the basis of its current and/or reasonably forecasted future cash flows, and/or one or more Losses to the Company and/or the dAF-Consolidated Group taken as a whole aggregating to an amount in excess of US$125,000,000.00 (in words: US Dollars one hundred and twenty-five million).

4.2.5                        Each of the Guarantees made by the Sellers in Sections 1.1, 1.2(a), 1.2(b), 1.3(a), 1.3(b), 2 (a), 2 (b), and 9 of Exhibit 5.1 shall have been true and correct in all material respects when made and as of the Closing Date as if made on and as of the Closing Date, unless any Losses resulting from such Breach have been fully remedied.

4.2.6                        Each of the other Guarantees made by the Sellers in this Agreement shall have been true and correct when made, provided that the condition set forth in this Section 4.2.6 shall be deemed to have been satisfied if the failure of any such Guarantees to be true and correct, individually or together with other such failures, has not resulted in, and is not reasonably likely to result in, a Loss or Losses to the Company, any dAF-Consolidated Company and/or the Purchaser that has not been fully remedied, aggregating to an amount in excess of US$50,000,000.00 (in words: fifty million US Dollars). The Purchaser shall notify the Sellers immediately after they have become aware of any Guarantee being not true and correct with a view to enable remediation by the Sellers, it being understood that failure of the Purchaser to notify Sellers shall not have any effect on, or prejudice the Purchaser with respect to, whether the Closing Condition under this Section 4.2.6 has been satisfied (keine Bedingungsvereitelung).

4.2.7                        Each of the guarantees made by the Purchaser in this Agreement shall have been true and correct in all material respects when made and, with respect to the guarantees set forth in Sections 9.1.1, 9.1.2 and 9.1.5, shall also be true and correct in all material respects on and as of the Closing Date as if made on and as of the Closing Date.

4.2.8                        The Sellers shall have performed and complied with, in all material respects, with each agreement, covenant and obligation set forth in Sections 2, 3.1, 4.3.1, 8.2.1, 8.2.2, 8.2.3, 8.2.5, 8.2.6, 8.2.8, 8.4, 8.5 and 8.7 to the extent to be performed and complied with on or before the Closing Date.

4.2.9                        The Purchaser shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by the Purchaser at or before the Closing.

4.3                               Fulfillment of Closing Conditions; Merger Control Filing

4.3.1                        The Parties undertake to use all reasonable endeavors and to render to each other all reasonably necessary support and cooperation to ensure that the Closing Conditions are fulfilled as soon as possible after the Signing Date. The Parties shall inform each other in writing without undue delay as soon as any or all of the Closing Conditions shall have been fulfilled. In the event that such written confirmation by a Party that a Closing Condition has been fulfilled is incorrect but Closing has occurred, no Party shall be entitled to withdraw from this Agreement nor to make any claims against the other Parties with respect to such incorrect confirmation, except that any rights of a Party in case of fraud (Arglist) and willful wrongdoing (Vorsatz) as well as any claims (other than any right to withdraw) due to a Breach or the breach of a covenant, agreement or obligation contained in this Agreement shall remain unaffected.

4.3.2                        Without limitation as for the generality of Section 4.3.1, though each Party remains responsible for preparing and making its own required filings, the Shareholders and the Purchaser shall cooperate with one another. The Purchaser shall, and the Shareholders shall cause the Company to (i) make within three (3) Business Days after the Signing Date the filing under Section 4.2.1 above to the US Federal Trade Commission (the “FTC”) and the US Antitrust Division of the Department of Justice (the “DOJ”). Further, the Purchaser shall (i) notify the German Federal Cartel Office within three (3) Business Days after the Signing Date about this transaction (while the Purchaser and the Shareholders assume that there is no requirement for a merger filing under the German Act Against Restraints of Competition  (GWB), the Purchaser shall make within three (3) Business Days a filing to the German Federal Cartel Office if so required by the German Federal Cartel Office), and (ii) make merger filings in Brazil, Korea, Mexico within the notification period under applicable national antitrust laws. The filings with the FTC and DOJ, shall be filed separately by the Purchaser and the Company, as the case may be, the notification letter and/or filing with the German Federal Cartel Office and the filings with the cartel authorities in Brazil, Korea, Mexico (collectively, the “Merger Filings” and individually a “Merger Filing”) shall be filed by the Purchaser on behalf of the Shareholders and the Purchaser, after prior written approval of the Shareholders which shall  not be unreasonably withheld. The Shareholders shall submit to the Purchaser such documents and other information and shall provide such other assistance to the Merger Filings as is necessary or expedient to obtain clearance of the merger as soon as reasonably possible. The Purchaser shall undertake or cause to be undertaken all reasonable steps necessary to remove any impediments, restrictions, or conditions that may affect the Closing Conditions (other than the Closing Conditions set forth in Section 4.2.2 in respect of which the covenants set forth in Section 8.9 below shall apply) including, but not limited to, the Purchaser’s selling or divesting, or taking on the obligation for a sale or divestment, of shares or tangible or intangible assets or business operations of the dAF-Consolidated Group and/or the Associated Companies or any part thereof as necessary to receive the approval or clearance of competition or antitrust authorities in all jurisdictions referred to in Section 4.2.1, or to remove any decision, order, decree, complaint, injunction, or other impediment or restriction which impedes or threatens to impede the Closing.

4.4                               Waiver of Closing Conditions

The Purchaser may waive the Closing Conditions set forth in Sections 4.2.2, 4.2.4, 4.2.5, 4.2.6 and 4.2.8 by written notice to the Sellers and the Sellers may waive the Closing Conditions set forth in Sections 4.2.7 and 4.2.9 by written notice to the Purchaser. The effect of a waiver shall be limited to eliminating the respective Closing Condition and shall not prejudice any claims any Party may have on the basis of any circumstances relating to the non-fulfillment of such Closing Condition.

4.5                               Closing Events

On the Closing Date the following events (the “Closing Events”) which in their entirety shall constitute the “Closing” shall be or shall have been performed simultaneously (Zug um Zug) at the offices of NautaDutilh N.V., Amsterdam, or such other place or date as agreed by the Parties:

4.5.1                        The Purchaser shall

(i)                                     pay on its own behalf the Purchase Price to the Sellers’ Bank Account set forth in Exhibit 3.2, and the Notary shall receive a written confirmation of receipt of such payment from the bank keeping such account; and

(ii)                                  on behalf and in the name of the relevant Shareholders, pay up the outstanding amounts of the shares identified in Schedule 1.2. (b) to Exhibit 5.1 to the bank account of the Company set forth in Exhibit 4.5.1 (ii) and the Sellers and the Notary shall receive a written confirmation of receipt from the bank keeping such account;

4.5.2                        The Shareholders shall transfer the Shares to the Purchaser by means of a notarial deed, substantially in the form attached hereto as Exhibit 4.5.2 and to be executed by the Shareholders, the Purchaser and the Notary (the “Shares Transfer Deed”).

4.5.3                        The Senior Lenders shall transfer the SHL Senior Secured Refinancing Facility together with any and all rights and obligations under the Senior Facility Agreements to the Purchaser by means of a transfer certificate, substantially in the form attached hereto as Exhibit 4.5.3-1 and to be executed by the Senior Lenders and the Purchaser; the Subordinated Lenders shall transfer the Subordinated Loans together with any and all rights and obligations under the Subordinated Loan Agreements to the Purchaser by means of a transfer certificate, substantially in the form attached hereto as Exhibit 4.5.3-2 and to be executed by the Subordinated Lenders and the Purchaser (the transfer certificates attached hereto as Exhibits 4.5.3-1 and 4.5.3-2, collectively, the “Loans Transfer Documents”).

4.5.4                        The Sellers shall deliver to the Purchaser duly executed letters of resignation of all members of the supervisory board of the Company listed in Exhibit 4.5.4.

4.5.5                        The Company shall have delivered to the Purchaser a certificate, executed by a duly authorized officer of the Company, acknowledging the transfer of the Shares to the Purchaser and acknowledging and agreeing with the transfer of the SHL-Loans to the Purchaser.

It being agreed that all Closing Events pursuant to this Section 4.5 shall be regarded as one and single transaction so that, at the option of the Party having an interest in the carrying out of the specific Closing Event, no Closing Event shall be deemed to have taken place unless and until all other Closing Events shall have taken place or waived as provided in this Agreement.

4.6                               Waiver of Closing Events

The Purchaser may waive the Closing Events set forth in Sections 4.5.2 through 4.5.5 by written notice to the Sellers, and the Sellers may waive the Closing Event set forth in Section 4.5.1 by written notice to the Purchaser. The effect of a waiver in each case shall be limited to eliminating the respective Closing Event and shall not prejudice any claims the relevant Party may have on the basis of any circumstances relating to the non-fulfillment of such Closing Event.

4.7                               Closing Confirmation

After all Closing Events have been performed or waived in accordance with this Agreement, the Sellers and the Purchaser shall confirm in a written document to be jointly executed by the Sellers and the Purchaser (the “Closing Confirmation”) that the Closing has occurred. For the avoidance of doubt, the legal effect of such Closing Confirmation shall be limited to serve as evidence that the Closing has occurred, but shall not limit or prejudice in any manner the rights of a Party arising under this Agreement or under the law.

4.8                               Right to Withdraw

4.8.1                        Unless the Parties agree otherwise in writing, in the event that:

(i) the Closing has not occurred within ninety (90) calendar days after the Signing Date, or

(ii) (a) as of any date, the Closing Condition set forth in Section 4.2.2 is not capable of being satisfied solely due to receipt by the Purchaser of one or more Final Refusals with respect to one or more of the ECA Facilities, MSN 313 Facilities and/or JOL Facilities, and (b) twenty-eight (28) Business Days following such receipt of Final Refusals which make the Closing Condition set forth in Section 4.2.2 not capable of being satisfied, the Purchaser shall not have granted such waivers and/or Final Refusals shall not have been withdrawn so that the Closing Condition set forth in Section 4.2.2 is capable, then or in the future, of being satisfied, either the Sellers, on the one hand, or the Purchaser, on the other hand, may withdraw from this Agreement by written notice to the other Parties, unless the non-fulfillment of the Closing Conditions not being fulfilled, or the non-performance of the Closing Events not being performed, as the case may be, is within the control of the Party stating the withdrawal, and provided, that this Section 4.8 shall not apply (and any withdrawal notice shall be deemed void) following the occurrence of the Closing.

4.8.2                        The effect of a withdrawal shall be limited to eliminating the obligations of the Parties to consummate this Agreement and shall not prejudice any claims the withdrawing Party may have on the basis of any circumstances relating to the failure of the respective other Party to achieve fulfillment of any covenant or agreement contained in this Agreement. Sections 7, 12, 13 and 14 below shall remain unaffected from any such withdrawal. Any right to withdraw from this Agreement may only be exercised, in the case of the Sellers, by joint declaration of Sellers, and in the case of the Purchaser, by declaration of the Purchaser, and any such withdrawal shall have effect on the entire Agreement and for all Parties hereto.

5.                                      Guarantees of the Sellers

5.1                               Independent Guarantees

The Sellers hereby represent and warrant to the Purchaser by way of independent guarantees (selbständige Garantieversprechen) within the meaning of Section 311 para. 1 of the German Civil Code (BGB) that the statements set out in Exhibit 5.1 hereto including the disclosure schedules (the “Disclosure Schedules”) attached thereto (Exhibit 5.1 and the Disclosure Schedule, collectively, the “Guarantees”) are each correct as of the Signing Date and, with respect to the Guarantees set forth in Sections 1.1, 1.2(a), 1.2(b), 1.3(a), 1.3(b), 2(a), 2(b) and 9 of Exhibit 5.1, shall also be correct as of the Closing Date (as if made on and as of Closing Date), and it being further agreed that:

(i)                                     the Sellers’ aggregate and individual liability shall be subject to the procedures, modalities and limitations, including the defined Recoverable Claims, Deductible and Liability Cap, each as set forth in Sections 6 and 7 below (such procedures, modalities and limitations forming an integral part of the Guarantees themselves and the allocation of risks agreed between the Parties),

(ii)                                  the liability of each Seller for monetary damages under the Guarantees and any other provision of this Agreement shall be limited to the percentage of the total liability set forth in Exhibit 5.1 (ii); and in no case shall any liability of a Seller constitute a joint and several liability (Gesamtschuld) of all Sellers, but rather each Seller shall only be held liable separately as an individual and single debtor (Teilschuldner) for such percentage of such total liability, and no Seller shall be held liable merely for reason of one of the other Sellers not having properly fulfilled any of the Sellers’ obligations under this Agreement, and no Seller’s acts, omissions or knowledge shall be construed so as to constitute the other Sellers’ acts, omissions or knowledge, provided, however, that in the event of a Breach by any Seller of its obligations under Sections 4.3.1, 4.3.2, 4.5, 4.7, 5 (except as set forth in Section 5.1 (iii), (iv) and (vii)), 6, 7, 8.1, 8.2, 8.4, 8.5, 8.7, 8.9 and 8.10 each Seller shall be liable for such Breach up to such Seller’s percentage of the total liability set forth in Exhibit 5.1 (ii) (without affecting the right of the Sellers not being responsible for such Breach to take recourse against the Sellers having breached their obligations to close).

(iii)                               Guarantees under Section 1.2 of Exhibit 5.1 shall be deemed to have exclusively been given by each of the Shareholders separately and only with regard to those Shares respectively held by it,

(iv)                              Guarantees under Section 9 of Exhibit 5.1 shall be deemed to have exclusively been given by each of the SHL-Lenders separately and only with regard to its respective participation in the SHL-Loans,

(v)                                 in view of these procedures, modalities and limitations the Guarantees shall neither constitute a warranty of the condition (Beschaffenheitsgarantie) within the meaning of Section 444 of the German Civil Code (BGB) nor an agreement on the condition (Beschaffenheitsvereinbarung) within the meaning of Section 434 (2), first sentence, of the German Civil Code (BGB),

(vi)                              any and all Sellers’ liability for defects in title and/or quality under statutory law (gesetzliche Rechts- und Sachmängelgewährleistung des Verkäufers) shall be excluded, and

(vii)                           no Seller shall have any liability based on fraud (Arglist) or willful wrongdoings (Vorsatz) solely on the basis of fraud (Arglist) or willful wrongdoings (Vorsatz) of any other Seller unaffiliated with it.

5.2                               Sellers’ Knowledge

If and to the extent any of the Guarantees is made subject to the “Sellers’ Knowledge” that term shall be limited to the actual knowledge (positive Kenntnis) as of the Signing Date of any of the Persons listed on Exhibit 5.2. However, with respect to the Guarantee set forth in Section 10.1 of Exhibit 5.1 the term “Sellers’ Knowledge” shall be limited to the actual knowledge of any of Klaus Heinemann, Heinrich Loechteken and Cole Reese.

5.3                               Due Diligence

The Purchaser, together with its professional financial, tax, legal and other advisors, has conducted its own due diligence investigation concerning (i) the Company and the dAF-Consolidated Group including their assets and their financial, tax, legal and other affairs, and (ii) the Business. In particular, but without limitation, the Purchaser has made its independent valuation and/or assessment of the assets recorded on the Audited Financial Statements 2004, the sufficiency of certain provisions, accruals and reserves recorded on the Audited Financial Statements 2004, the economic terms of any Leases, Headleases, Loan Facilities and Material Contracts as well as of the Business as a whole. Therefore, the Purchaser expressly confirms that it enters into this Agreement solely based on its terms (including the Guarantees) and that, except for the Guarantees, they place no reliance whatsoever on any express or implied representations, warranties or guarantees of any nature made, or information provided, by the Sellers or third parties acting, or purporting to act, on behalf of the Sellers. Further, it is expressly clarified that the Sellers, except for the Guarantees, do not make or give any other representations, warranties and/or guarantees. Without limiting the generality of the foregoing, the Purchaser acknowledges and agrees that, except as specifically included in the Guarantees, the Sellers make or give no representation, warranty and/or guarantee and shall not be responsible, with respect to any projections, estimates or budgets delivered or made available to the Purchaser of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) or the future business and operations of the Company or the dAF-Consolidated Group. For the avoidance of doubt, it is being understood by the Parties that the provisions set forth in this Section 5.3 shall not inure for the benefit of the Company’s auditors.

6.                                      Remedies

6.1                               Breach

In the event that any of the Guarantees should prove to be incorrect or Sellers’ shall have failed to perform or fulfill any agreement or covenant contained in this Agreement (a “Breach”), the Sellers shall have the right – but not the obligation – to place the Purchaser or, at the Purchaser’s request, alternatively the respective dAF-Consolidated Company, in the same position the Purchaser or such dAF-Consolidated Company, respectively, would be in if the Guarantee had been correct (Naturalrestitution – the “Restitution in Kind”).

From and after the Closing Date, the Purchaser shall, within ten (10) Business Days of obtaining actual knowledge of an actual or potential Breach, notify the Sellers of such alleged Breach in writing, describing the potential claim in reasonable detail and, to the extent then possible, state the estimated amount of such claim and give the Sellers the opportunity to remedy the Breach (each such notice to be made by the Purchaser a “Breach Notice”). If the Sellers are unable to achieve this position within thirty (30) Business Days after having received a Breach Notice, or Losses are suffered or incurred that have to be compensated by the Sellers under this Section 6.1 despite the Restitution in Kind, the Purchaser shall be entitled to monetary compensation (Schadensersatz in Geld) for the Losses suffered or incurred by any of the Purchaser, the Company or any dAF-Consolidated Company arising out of the Breach or the facts or circumstances giving rise to the Breach. If and to the extent the Company owns directly or indirectly as of the Closing Date (calculated on a look-through basis) less than 100% of the equity of any dAF-Consolidated Company, any monetary compensation to be paid by the Sellers to the respective dAF-Consolidated Company or the Purchaser shall be prorated in accordance with the equity shareholding held by the Company as of the Closing Date in the respective company.

6.2                               Cooperation of the Parties

If and to the extent any remedial action by one Party requires the cooperation of any other Parties, such other Parties shall, at the remediating Party’s request, take all commercially reasonable steps the remediating Party may reasonably request from such other Parties, provided, however, that the reasonable costs of such cooperation shall generally be borne by the Party requesting the cooperation, unless reasonably agreed otherwise.

6.3                               Third Party Claims

The Purchaser shall, within three 3 Business Days, give notice to the Sellers of any claim, suit, action or proceeding brought or threatened by a third party (including the Affiliates of the Sellers and the Purchaser other than the Company and the dAF-Consolidated Companies) including, for the avoidance of doubt, any audits or examinations by tax, environmental or other Governmental or Regulatory Authorities in respect of which the Purchaser may raise claims under Section 6.1 against any Seller hereunder (a “Third Party Claim”).

In each case of a Third Party Claim the Purchaser shall (i) make available to the Sellers a copy of the documents substantiating the Third Party Claim and of all documents relating to the Third Party Claim, (ii) ensure that Sellers be provided with all materials, information and assistance they deem relevant in relation to the Third Party Claim, (iii) be given reasonable opportunity to comment or discuss with the Purchaser, the Company and/or the relevant dAF-Consolidated Company any measures that are necessary or appropriate to take or omit in connection with a Third Party Claim, (iv) give the Sellers an opportunity to review and comment on reports of, and to participate in, relevant Tax and social security audits or other measures and receive without undue delay copies of all relevant orders (Bescheide) of any Governmental or Regulatory Authority, (v) fully cooperate with the Sellers, (vi) provide the Sellers and their advisors with reasonable access during normal business hours and permit the Sellers and their advisors to consult with the directors, employees, representatives and advisors of the Purchaser, the Company and relevant dAF-Consolidated Companies.

Any admission of liability made by or on behalf of the Purchaser, the Company or dAF-Consolidated Companies in relation to the Third Party Claim or any compromise or settlement, made without the prior written consent of the Sellers, shall not be binding on the Sellers as to the legal situation or the underlying facts.

The failure of the Purchaser to comply with its obligations under this Section 6.3 shall release the Sellers from their respective obligations under Section 6.1 above or any other liability to the Purchaser for reason of the Third Party Claim, if and to the extent that the Purchaser’s failure to comply with the obligations under this Section 6.3 has actually prejudiced the Sellers in any material respect with respect to such Third Party Claim.

If a Breach occurred, any and all costs and expenses incurred by the Sellers in defending such Third Party Claim shall be borne by the Sellers. If a Breach did not occur, any and all costs and expenses incurred by the Sellers in connection with the defense (including reasonable advisor’s fees) shall be borne by the Purchaser.

7.                                      Limitations of Liability

7.1                               Liability Cap

The aggregate liability of all Sellers under this Agreement shall be limited to US$100,000,000.00 (in words: one hundred million US Dollars) (the “Liability Cap”), provided that (i) claims based on fraud (Arglist) or willful wrongdoings (Vorsatz) by the Sellers (for the avoidance of doubt, any fraud or willful wrongdoing on the part of the Persons listed on Exhibit 5.2 shall not, in and of itself, be deemed to constitute fraud or willful wrongdoing on the part of the Sellers for purposes of this Agreement), and (ii) claims based on (A) a Breach of the Guarantees set forth in Sections 1.1, 1.2, 1.3 and 9 of Exhibit 5.1, or (B) a Breach of the covenants and obligations set forth in Sections 2, 3.1, 4.5, 8.2.1 through 8.2.3 and 8.3 shall not be subject to or counted against this limitation. In no event shall the aggregate liability of an individual Seller under or in connection with this Agreement exceed the amount of the Purchase Price received by such Seller in accordance with Exhibit 3.1, except for claims based on fraud (Arglist) or willful wrongdoings (Vorsatz).

7.2                               Recoverable Claims; Deductible

The Sellers’ liability under Sections 5 and 6 or any other provision of this Agreement with respect to a Breach (in case of a covenant or obligations of the Sellers under this Agreement only with respect to Sections 4.3.2, 8.3, 8.4.1 through 8.4.5, 8.8 and 12.1) shall apply (i) only with respect to claims which, on a stand-alone basis or as a series of connected claims (i.e. any claims relating to the same (gleiche) matter that gave rise to the Breach), exceed the amount of US$2,000,000.00 (in words: two million US Dollars) (collectively, the “Recoverable Claims”), provided that any and all Recoverable Claims shall be covered in their full amount, and (ii) only if, and to the extent, the Purchaser’s Recoverable Claims, in the aggregate, exceed US$20,000,000.00 (in words: twenty million US Dollars) (the “Deductible”), provided, however, that any claims based on (a) fraud (Arglist) and willful wrongdoings (Vorsatz) by the Sellers, (b) a Breach of the Guarantees set forth in Sections 1.2, 1.3, 2 (other than Sections 2(f), (j), (n) and (o) which shall be subject to the provisions set forth in this Section 7.2 relating to the Recoverable Claims), 9 or 16 of Exhibit 5.1 shall neither be subject to the provisions set forth in this Section 7.2 relating to the Recoverable Claims nor to the Deductible.

7.3                               No Double Dip

The Parties are in agreement that where one and the same Loss has been caused by several breaches of this Agreement or by a breach of several provisions of this Agreement the Party incurring or suffering such Loss shall be entitled to receive monetary damages in the amount of such Loss only once.

7.4                               Exclusion of Liability

The Sellers shall not be liable for, and the Purchaser shall not be entitled to claim Restitution in Kind or monetary compensation (Schadenersatz in Geld) with respect to Breaches and/or Losses caused by a Breach if and to the extent that:

7.4.1                        a matter and the consequences to which the claim of the Purchaser relates has been taken into account or disclosed in the Audited Financial Statements 2004, e.g. as a liability (Verbindlichkeit), by way of a ordinary depreciation (planmäßig Abschreibung/Wertberichtigung), or exceptional depreciation (außerplanmäßige Abschreibung/Wertberichtigung), or depreciation to reflect lower market values (Abschreibung/Wertberichtigung auf den niedrigeren beizulegenden Wert), or as an accrual (Rückstellung), as the case may be;

7.4.2                        any Tax for which the Company or any of the dAF-Consolidated Companies is or will become liable has been or will be actually reduced (including the present value – calculated in accordance with past accounting practices – of future Tax savings due to increased Tax losses carried forward) as a result of the matter giving rise to a claim of the Purchaser under the Guarantees;

7.4.3                        the amount of the claim of the Purchaser is recovered or can actually be recovered from a third party (including under an insurance policy in force on the Closing Date or thereafter and excluding any such third party who would in turn be entitled to be indemnified or compensated by the Company or any dAF-Consolidated Company in respect of such recovery), the Purchaser being bound to first engage its commercially reasonable efforts short of litigation in recovering any recoverable amounts from such third parties. Should the amount of the claim of the Purchaser recoverable from a third party not be recovered through commercially reasonable efforts short of litigation, the Purchaser shall be entitled to compensation (Restitution in Kind or monetary compensation) from Sellers under this Section 7, but shall undertake to assign and transfer to the Sellers any rights and/or claims the Purchaser may have against such third party;

7.4.4                        the Purchaser failed after the Closing Date to use commercially reasonable efforts to mitigate and to limit the scope of the damage incurred in accordance with Section 254 German Civil Code (“BGB”), it being understood that the Sellers shall have the burden of proof with respect to showing that the Purchaser has failed to so mitigate;

7.4.5                        the matter and relevant facts to which the claim of the Purchaser relates, were actually known by any of the individuals set forth in Exhibit 7.4.5 prior to notarization of this Agreement, it being understood that the Sellers shall have the burden of proof with respect to showing that such individuals had any such actual knowledge, provided, however, that such individuals are deemed to know the contents of this Agreement, the Exhibits and the Schedules.

7.4.6                        the claim of the Purchaser results from, or is increased by,

(i)                                     the passing or any change after the Signing Date of any law, regulation, order or administrative practice of any Governmental or Regulatory Authority;

(ii)                                  any retroactive tax consequences for any time period up to and including the Closing Date resulting from any restructuring, undertaking, change in business policy or other measures implemented after Closing.

7.5                               Statute of Limitation

7.5.1                        All claims of the Purchaser for Breaches of the Guarantees and the covenants, agreements and obligations of the Sellers under Sections 4.3.2, 8.2, 8.3, 8.4, 8.5 and 8.7 shall become time-barred on June 30, 2006, save (i) all claims of the Purchaser in respect of a Breach of Guarantees as set forth in Sections 1.2, 1.3 and 9 of Exhibit 5.1 which each shall become time-barred on the seventh (7th) anniversary of the Closing Date, and (ii) all claims of the Purchaser in respect of a breach of Guarantees as set forth in Section 17 of Exhibit 5.1 which shall – in relation to the time periods covered by the respective assessment – become time-barred for each Tax six (6) months after the date of the final, non-appealable assessment concerning the respective Tax. Claims based on fraud (Arglist) or willful wrongdoing (Vorsatz) shall be subject to the statutory limitation period (gesetzliche Verjährungsfrist).

7.5.2                        The Purchaser’s obligation to indemnify and hold harmless under Section 2.2 shall become time barred one (1) year after all claims which the Company, a member of the dAF-Consolidated Group and/or any third party may have against the SHL-Lenders in connection with the SHL-Loans have become time barred.

7.6                               Suspension and Restart

The limitation period for any claims of the Purchaser under this Agreement shall be suspended (gehemmt) pursuant to Section 204 BGB by any properly and timely delivered Breach Notice, provided that the Purchaser commences the proceedings pursuant to Section 14.9 (arbitration) below within six (6) months after delivery of the Breach Notice, or shall restart pursuant to Section 212 BGB through a timely notice of the acknowledgment (Anerkenntnis) of the respective claim. Section 203 BGB shall not apply.

7.7                               Remedies

7.7.1                        To the extent permitted by law, other than with respect to a claim of fraud (Arglist) or willful wrongdoing (Vorsatz), any further claims and remedies by or for any Party, other than those claims and remedies explicitly provided for in this Agreement, irrespective of which nature, amount or legal basis, are hereby expressly waived and excluded, in particular, without limitation, any claims under pre-contractual fault (Section 311 para. 2 and 3 BGB), breach of para-contractual and contractual duties (Sections 241 para. 2 and 280 et seq. BGB) or liability in tort (Delikt), any right to reduce the Purchase Price (Minderung) and (save for Section 4.8 of this Agreement) any right to rescind or otherwise wind-up this Agreement (Rücktritt oder sonstige Rückabwicklung).

7.7.2                        In addition to any other remedies a Party may have under this Agreement, it is agreed that any Party shall be entitled to an injunction or injunctions (i) to prevent breaches of this Agreement, and (ii) to enforce specifically the terms and provisions hereof in each case of (i) and (ii) in the competent courts in Frankfurt am Main, Germany.

8.                                      Other Covenants

8.1                               Purchaser’s Access

During the period from the Signing Date through the Closing Date, the Sellers will, and the Shareholders will cause the Company and the dAF-Consolidated Group as the case may be, and to the extent legally permitted, to:

8.1.1                        promptly provide the Purchaser and any Person acting as a representative of the Purchaser with copies of the Daily Receivable Report, Weekly GAM/TCM Report, Weekly Technical Status Report, Monthly Treasury Report, Monthly Watchlist Report and Quarterly

Risk Management Report as and when those reports have been prepared in accordance with past practice;

8.1.2                        provide the Purchaser with reasonable opportunities to meet upon sixty (60) hours prior written notice or to have telephone conferences with the managing directors of the Company upon 24 hours prior written notice, to the Sellers and the Persons as identified in Exhibit 8.1.2, such notice to include a detailed agenda with all items to be discussed, provided that (i) such meetings or telephone conferences shall be held during normal business hours, (ii) representatives of the Sellers shall be given a reasonable opportunity to monitor and/or attend any or all of such meetings and (iii) the purpose of such meetings shall be limited to (A) the discussion of the aforesaid reports (including updates), (B) obtain all appropriate information (on the operations of the Business) to enable the Purchaser to grant or withhold consent of items covered in Section 8.4 below in an informed and prudent manner, (C) assist with the development and preparation of temporary and permanent financing, which shall however only be implemented upon or after the Closing, and (D) the matters contemplated in Section 8.9, in each case of (A)-(D) if and to the extent permitted under applicable antitrust laws; and

8.1.3                        furnish the Purchaser copies of further documents reasonably requested in order to evaluate and discuss the issues set forth in Section 8.1.2.

It is being understood that the Shareholders shall be deemed to have performed all their obligations under this Section 8.1 by passing the shareholders’ resolution attached as Exhibit 8.1 without undue delay after the Signing Date, a copy of such resolution to be sent by registered mail or personally handed over to Mr. Bodo Uebber, as chairman of the Company’s supervisory board, and Klaus Heinemann and Heinrich Loechteken as members of the management board as soon as possible (unverzüglich) after passing of such resolution. If the Purchaser notifies the Sellers of any non-compliance by management with such resolution Sellers shall, if such complaints are substantiated, discuss with Purchaser appropriate steps, if any, which could be taken to address such non-compliance.

8.2                               Corporate Matters; Disposals and Other Transactions

During the period from the Signing Date through to and including the Closing Date, the Shareholders (with respect to Sections 8.2.1, 8.2.2 and 8.2.4 through 8.2.9) and the SHL-Lenders (with respect to Section 8.2.3) shall not, and the Shareholders shall cause the Company not to, without the prior written consent of the Purchaser:

8.2.1                        except as disclosed in Exhibit 8.2.1, take any action with respect to the Company or any member of the dAF-Consolidated Group regarding (i) the liquidation, dissolution, corporate reorganization or recapitalization of the Company or any member of the dAF-Consolidated Group, (ii) any change of the articles of association of the Company or any member of the dAF-Consolidated Group, (iii) any transformation or conversion of the Company or any member of the dAF-Consolidated Group or any merger or business combination of the Company or of any member of the dAF-Consolidated Group with any Person or any split off of assets and/or liabilities, (iv) any change in the rights of any Shareholder or attached to any Share (v) the reduction of the capital stock of the Company, and (vi) the authorization or issue of any new shares or rights thereto, or of profit rights or other securities;

8.2.2                        sell, transfer, create any encumbrances on or otherwise dispose of the Shares, or grant any options, warrants, pre-emptive rights, rights of first refusal or other rights to purchase or obtain the Shares;

8.2.3                        sell, transfer, create any encumbrances on or otherwise dispose of the SHL-Loans, or grant any options, warrants, pre-emptive rights, rights of first refusal or other rights to purchase or obtain the SHL-Loans;

8.2.4                        enter into any new agreements between the Company or any dAF-Consolidated Company on the one side and advisors and/or consultants on the other side with respect to services to be provided in direct relation to the transactions contemplated under this Agreement and having an anticipated fee volume in excess of US$200,000 in the individual case or US$1,000,000 in the aggregate, it being agreed, for the avoidance of doubt, that the Company or any dAF-Consolidated Company shall in any event be allowed to continue – upon the terms as applied in the past – retaining advisors and/or consultants in relation to the transactions contemplated under this Agreement, provided that these advisors and/or consultants have not been retained for the exclusive benefit of the Sellers (for the avoidance of doubt, the Parties agree that KPMG, De Brauw and Mc Cann Fitzgerald are permitted expenditures of the Company and that expenditures for Rothschild and Baker & McKenzie LLP incurred for services in connection with this transaction are borne by the Sellers);

8.2.5                        except for (i) payment of interest accruing on the SHL-Loans up to the Closing in accordance with the respective terms of the SHL-Loan Agreements, (ii) intra-group transactions, and (iii) as set forth in Exhibit 8.2.5, declare or pay any dividend or make any hidden profit distributions in respect of the Shares;

8.2.6                        except for dispositions inside the dAF-Consolidated Group and except for dispositions to the exclusive benefit of the Company and except as set forth in Exhibit 8.2.6, authorize, issue, sell or otherwise dispose of any shares of capital stock of or option with respect of the Company or any dAF-Consolidated Company, or modify or amend any right of any holder of any outstanding shares of capital stock of or option with respect to the Company or any dAF-Consolidated Company;

8.2.7                        except to the extent required by applicable law or as set forth in Exhibit 8.2.7 and except for transactions in the ordinary and usual course of business in accordance with past practice, (i) increase in cash or kind the compensation or compensation arrangements of any director, officer or employee whose annual compensation is, or after giving effect to such change would be, US$250,000 (two hundred and fifty thousand US Dollars) or more, except for bonuses accrued over and in respect of the financial year 2004, provided for in the Audited Financial Statements 2004 and payable in or about March 2005, (ii) establish or terminate (partial or complete) or materially modify any Benefit Plan, or (iii) adopt, enter into any Benefit Plan;

8.2.8                        except as set forth in Exhibit 8.2.8, enter into a transaction constituting (i) any material recapitalization or corporate reorganization of the Company or any dAF-Consolidated Company (except for entities in the process of liquidation, merger or dissolution or entities of which the articles of incorporation or association (or any comparable instrument under any applicable jurisdiction) are being amended, as listed in Schedule 1.3 (aa) to Exhibit 5.1), or (ii) any split off, merger or other business combination involving both (A) the Company or any dAF-Consolidated Company, and (B) any other Person; or

8.2.9                        except for immaterial transactions and agreements in the ordinary course of business or as set forth in Exhibit 8.2.9, engage in any transaction or enter into any agreement between any of the Sellers or their Affiliates (other than the Company or a dAF-Consolidated Company) on the one hand and the Company or any dAF-Consolidated Company on the other hand, at economic terms which are not at arm’s-length.

It is being understood that the Shareholders shall be deemed to have performed their obligations to cause the Company not to take any of the action under this Section 8.2 by passing the shareholders’ resolution attached as Exhibit 8.1 without undue delay after the Signing Date a copy of such resolution to be sent by registered mail or personally handed over to Mr. Bodo Uebber, as chairman of the Company’s supervisory board, and Klaus Heinemann and Heinrich Loechteken as members of the management board as soon as possible (unverzüglich) after passing of such resolution. If the Purchaser notifies the Sellers of any non-compliance by management with such resolution Sellers shall, if such complaints are substantiated, discuss with Purchaser appropriate steps, if any, which could be taken to address such non-compliance.

8.3                               No Solicitation

From the date hereof until either (i) the Closing Date, or (ii) the date this Agreement is terminated in accordance with its terms, or (iii) the date the Sellers or the Purchaser withdraw from this Agreement in accordance with Section 4.8, as the case may be, the Sellers will not take, nor will they authorize, cause or knowingly permit any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of the Sellers or the Company to take, directly or indirectly, any further action (including by furnishing confidential information with respect to the

Company or the dAF-Consolidated Group or permitting access to the Assets and Properties and Books and Records of the Company or the dAF-Consolidated Group) to solicit, encourage, consider or negotiate any offer or inquiry from any Person concerning any proposal for a merger or other business combination to which the Company or any dAF-Consolidated Company would be a party or any direct or indirect acquisition of any equity or debt interest in, or a substantial portion of the assets of, the Company or the dAF-Consolidated Group.

8.4                               Interim Management

During the period from the Signing Date through to and including the Closing Date, the Shareholders shall cause the Company and the dAF-Consolidated Group to conduct the Business materially in the ordinary and usual course consistent with past practices, in particular, without limitation to the foregoing, unless the Purchaser expressly consents otherwise (which consent shall not be unreasonably withheld), to:

8.4.1                        maintain, in all material respects and in accordance with past practice, the working order and condition of their properties and assets;

8.4.2                        maintain the Books and Records of the Company and the dAF-Consolidated Group in the usual, regular and ordinary manner;

8.4.3                        continue to conduct their businesses in the ordinary course materially consistent with past practice, including but not limited to using all commercially reasonable efforts to preserve the business organization and reputations of the Company and the dAF-Consolidated Group and continuing all current sales, marketing and promotional activities relating to the Business, and abstain from entering into any transaction other than materially in the ordinary and usual course of business;

8.4.4                        use commercially reasonable efforts to continue to maintain existing business relationships and goodwill with suppliers, lessees and other customers; and

8.4.5                        use commercially reasonable efforts to keep available the services of their present officers and employees, it being understood that neither the Sellers, nor the Company nor the dAF-Consolidated Group shall be obliged to offer benefits not consistent with past practices.

For the avoidance of doubt, it is agreed that inter alia the following matters shall be deemed to be conducted in the ordinary and usual course of business and not to constitute a Material Adverse Effect:

(i)                                     accepting deliveries of Aircraft Assets in accordance with the terms of the Forward Order;

(ii)                                  exercising the cancellation options under the Forward Order; and

(iii)                               incurring expenditure in connection with the preparation and implementation of the transactions contemplated under this Agreement, provided, however, that the provisions set forth in Section 8.2.4 hereof and of Sections 2(m) and 16 of Exhibit 5.1 shall remain unaffected.

It is being understood that the Shareholders shall be deemed to have performed their obligations under this Section 8.4 by passing the shareholders’ resolution attached as Exhibit 8.1 without undue delay after the Signing Date, a copy of such resolution to be sent by registered mail or personally handed over to Mr. Bodo Uebber, as chairman of the Company’s supervisory board, and Klaus Heinemann and Heinrich Loechteken as members of the management board as soon as possible (unverzüglich) after passing of such resolution. If the Purchaser notifies the Sellers of any non-compliance by management with such resolution Sellers shall, if such complaints are substantiated, discuss with Purchaser appropriate steps, if any, which could be taken to address such non-compliance.

The Parties agree that the supervisory board of the Company may between the Signing Date and the Closing resolve on the granting of incentives (payable by the Company following the Closing) to Mr. Heinemann and Mr. Loechteken under the debis AirFinance B.V. Managing Directors Incentive Plan subject to the terms as laid down in a letter dated December 2004 by the Company  to each of the aforementioned Persons, a copy of such letter (excluding its attachments) has been furnished to the Purchaser.

8.5                               Insurance Coverage

The Shareholders shall cause the Company that:

8.5.1                        the Company, the dAF-Consolidated Group and the Business remain insured until the Closing Date in substantially the same way as they are insured on the Signing Date (whether that insurance coverage is held by the Company or any dAF-Consolidated Company or by any other Person for the benefit of the Company or any dAF-Consolidated Company), that all premiums due for such insurances whether they are due from the Company, any dAF-Consolidated Company or any other Person are duly and timely paid at the expense of the Company or the relevant dAF-Consolidated Company; and

8.5.2                        any and all benefits under such insurances paid or payable (whether before or after the Signing Date) with respect to the business, operations, employees or Assets and Properties of the Company or any dAF-Consolidated Company be paid to the Company or the relevant dAF-Consolidated Company or, as the case may be, the Noteholders according to the intercreditor agreement dated March 4, 2004 among Dresdner Bank AG in Frankfurt am Main as agent; Bayerische Landesbank, DaimlerChrysler Coordination Centre SCS, Dresdner Bank AG Frankfurt am Main, HVB Banque Luxembourg Société Anonyme, DZ Bank AG Zentral-Genossenschaftsbank, Kreditanstalt

für Wiederaufbau as original lenders; the Travelers Insurance Company, the Travelers Life & Annuity Company, the Premier Insurance Company of Massachusetts, Metropolitan Life Insurance Company, Thrivent Financial for Lutherans, Modern Woodmen of America, Nationwide Life Insurance Company, Nationwide Indemnity Company, Nationwide Life and Annuity Insurance Company, the Guardian Life Insurance Company of America, Fort Dearbon Life Insurance Company, the Guardian Insurance & Annuity Company, Inc. and Family Service Life Insurance Company as the original note holders; ABN AMRO Bank NV as security agent; debis AirFinance B.V. as company and debis AirFinance Funding 1 B.V. as issuer.

It is being understood that the Shareholders shall be deemed to have performed their obligations under this Section 8.5 by passing the shareholders’ resolution attached as Exhibit 8.1 without undue delay after the Signing Date, a copy of such resolution to be sent by registered mail or personally handed over to Mr. Bodo Uebber, as chairman of the Company’s supervisory board, and Klaus Heinemann and Heinrich Loechteken as members of the management board as soon as possible (unverzüglich) after passing of such resolution. If the Purchaser notifies the Sellers of any non-compliance by management with such resolution Sellers shall, if such complaints are substantiated, discuss with Purchaser appropriate steps, if any, which could be taken to address such non-compliance.

8.6                               Use of Certain Names and Designations

Commencing as soon as is commercially practicable after Closing and in any event not more than 6 (six) months following the Closing, the Purchaser shall refrain, and the Purchaser shall cause the Company and the dAF-Consolidated Group to refrain, from any use whatsoever of “debis” or any other similar designation as part of the corporate name (Firma), letterhead, promotional or any other material, it being agreed that, immediately following the Closing, the Purchaser shall procure that all corporate and other measures be taken to remove the designation debis from the corporate name (Handelsnaam) of the Company and dAF-Consolidated Companies. Furthermore, the Purchaser shall, as promptly as possible, cause the Company and all dAF Consolidated Companies to refrain from making any reference whatsoever in their correspondence, invoices, brochures, stationery and/or any other printed document or homepage or other carriers of electronic data to any (previous) affiliation with the DaimlerChrysler group of companies.

8.7                               Amounts Drawn Under the Revolving Facility

It is being understood by the Parties that the Shareholders are not permitted to and are under no obligation to give any instructions by way of supervisory board or shareholders’ resolution to the Company to draw or not to draw amounts under the Revolving Facility.

8.8                               Further Assurance

The Parties agree to perform (or procure the performance of) all further acts and things, and execute and deliver (or procure the execution and delivery of) such further documents, as may be required by law or as the other Parties may reasonably require, whether on or after the Closing, to implement and/or give effect to this Agreement and the transaction contemplated by it.

8.9                               Covenants relating to the Waivers

During the period from the Signing Date through to and including the Closing Date, the Purchaser shall use commercially reasonable best efforts, in conjunction with the Company, to obtain the Waivers necessary to satisfy the Closing Conditions set forth in Section 4.2.2, in particular by making as soon as reasonably practicable presentations to the parties that are required to provide Waivers under Section 4.2.2 to the extent that the Company or the appropriate Sellers shall have arranged meetings with such parties in coordination with the Purchaser. During the period from the Signing Date through to and including the Closing Date, the appropriate Sellers (or their appropriate Affiliates) shall use commercially reasonable best efforts to provide such support and assistance to the Company and/or the Purchaser as the Purchaser and/or the Company may reasonably request for purposes of facilitating or accelerating the satisfaction of the Closing Conditions set forth in Section 4.2.2. Notwithstanding the foregoing, in no event shall any Seller, the Company or the Purchaser be required pursuant to the foregoing to (i) incur any cost, expense or Loss, or pay any fee or similar amount, related thereto (other than (A) travel expenses and  fees and expenses for legal advice and other professional or consulting services, and (B) fees or other amounts payable by the Company or any dAF-Consolidated Company in the amount of up to US$1,000,000 (in words: one million US Dollars in the aggregate) in the aggregate for all of the ECA Facilities, the MSN 313 Facility and the JOL Facilities and, (ii) agree to any change, amendment, supplement or other modification to the terms (including, for the avoidance of doubt, any requirement to provide any additional security) of the ECA Finance Documents, MSN 313 Finance Documents or the JOL Finance Documents (other than any non-economic change, amendment, supplement or other modification which is of an immaterial or non-substantive nature), or (iii) agree to any change in the terms of the transactions contemplated by this Agreement or the financing thereof, including any requirement  to contribute more equity financing to the Company or such financing.

8.10                        Suspension of implementation of portions of the collateral package

During the period from the Signing Date through to and including the Closing Date, the Sellers shall (i) suspend any further implementation of the collateral package for the loans under the SHL Senior Secured Refinancing Facility as it relates to (a) the creation of local law or English law mortgages on any Aircraft, (b) the collateral assignment by the Company or any dAF-Consolidated Company of Leases and insurance in respect of any Aircraft, and any acknowledgments or consents to be given by Lessees in connection therewith, and (c) the collateral assignment by the Company or any dAF-Consolidated Company of any of their right title and/or interest in any German leveraged lease transaction in respect of any Aircraft, and (ii) subject to clause (i) above, continue with the implementation of the collateral package for the loans under the SHL Senior Secured Refinancing Facility as contemplated by the Senior Facility Agreement.

9.                                      Guarantees of the Purchaser

9.1                               Independent Guarantee

The Purchaser warrants to the Sellers in the form of an independent guarantee pursuant to Section 311 para. 1 BGB that the statements set forth hereafter are true and correct:

9.1.1                         The Purchaser is duly incorporated, in good standing and validly existing under the laws of Luxembourg and has the power and authority to execute this Agreement and to perform its obligations thereunder. No bankruptcy proceedings or other proceedings under applicable law providing protection against enforcement by creditors has been opened over the Purchaser’s assets and no circumstances exist which would require the Purchaser or the Purchaser’s management, board or shareholders to apply for the opening of such proceedings.

9.1.2                        The execution and consummation of this Agreement and the performance of the transactions contemplated hereunder does not and will not violate any judicial or governmental injunctive or permanent order (gerichtliche oder behördliche Verfügung) to which the Purchaser is bound, any provision of the Purchaser’s articles of association or bylaws or other governing instruments or any legally effective resolution of the Purchaser’s management or any board or shareholders’ meeting.

9.1.3                        The Purchaser has sufficient immediately available funds or binding financing commitments to pay the Purchase Price and to make all other payments required to be made under or in connection with this Agreement.

9.1.4                        As of the date hereof, there is no action, suit, investigation or other proceedings pending against or, to the Purchaser’s best knowledge, threatened against or affecting the Purchaser which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the execution or consummation of this Agreement or the performance of the transactions contemplated hereunder.

9.1.5                        This Agreement has been duly and validly executed and delivered by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms.

9.2                               Indemnity

In the event that the Purchaser is in breach of any guarantee under Section 9.1 or of any covenant or obligation set forth in this Agreement, the Purchaser shall compensate any Losses incurred by the Sellers as a result thereof. Sections 6.1, 7.4.2, 7.4.4 and 7.4.6 (it is being understood that for purpose of the repetition of the guarantees under Sections 9.1.1, 9.1.2 and 9.1.5 as of the Closing Date the reference date in Section 7.4.6 (i) shall be the Closing Date and not the Signing Date) shall apply mutatis mutandis.

10.                               [Reserved]

11.                               Non Solicitation

11.1                            Each Seller will, for a period of two (2) years from the Closing Date, refrain from, and each Seller will, for such period, use its commercially reasonable efforts to cause its Subsidiaries (other than Subsidiaries which are not subject to instructions by its shareholders due to its legal nature, articles of association or equivalent corporate documents or shareholders’ agreements) to refrain from:

(i)                                     actively and intentionally soliciting (abwerben) any Person who within the prior six (6) months had been an officer or employee of the Company or any of the dAF-Consolidated Companies, unless such officer or employee (A) resigns voluntarily (without any solicitation from the Shareholders or any of their Subsidiaries except for general job solicitations in newspapers or other media or conducted through an employment recruiting agent on behalf of a Seller or an Subsidiary of a Seller), or (B) is terminated by the Company or any of the dAF-Consolidated Companies after the Closing Date;

(ii)                                  actively and intentionally causing or attempting to cause any client, customer or supplier of the Company or any of the dAF-Consolidated Companies existing as of the Closing Date to terminate or materially reduce its business with the Company or the dAF-Consolidated Companies (it being understood, however, that the Sellers and their respective Affiliates may in their own free discretion and at any time decide to terminate any existing or future business relationship with the Company or any of the dAF-Consolidated Companies); and

(iii)                               intentionally disclosing (unless required by agreements with credit agencies and similar bodies, by judicial or administrative order or under law and save for any disclosure to Sellers’ auditors, legal or other advisers who are bound to confidentiality under applicable professional rules) any non-public, confidential or secret information of or relating to the Company or any of the dAF-Consolidated Companies or any of their respective clients, customers or suppliers (each in their capacity as such).

11.2                          The Parties hereto acknowledge and agree, for the avoidance of doubt, that the Purchaser may request injunctive relief in accordance with the provisions of the German Code on Civil Proceedings (Zivilprozessordnung – ZPO).

12.                               Public Announcements and Confidentiality

12.1                        Public Announcement

Each of the Parties undertakes that prior to the Closing Date it will not make an announcement in connection with this Agreement unless required by applicable law or stock exchange regulations unless the other Parties hereto have given their respective consent to such announcement, including the form of such announcement, which consents may not be unreasonably withheld and may be subject to conditions. If and to the extent any announcement or disclosure of information regarding the subject matter of this Agreement is to be made under applicable laws, in particular any applicable stock exchange rules, the Parties being concerned shall not disclose any such information without prior consultation with the other Parties. However, it is agreed that individual terms and conditions of this Agreement, in particular, but without limitation, the Purchase Price, shall in no event be disclosed unless there is a mandatory requirement under applicable law or capital markets regulations. Further, the Purchaser shall be entitled to disclose the terms and conditions of this Agreement to any banks and its advisors financing or refinancing the Purchase Price subject to a market-standard confidentiality agreement to be entered into between such financing sources and, to the extent not bound by professional confidentiality obligations, advisors for the direct benefit of the Sellers (echter Vertrag zugunsten Dritter).

12.2                        Confidentiality Agreement

For the avoidance of doubt the Parties agree that the confidentiality agreement as concluded between the Sellers and Cerberus European Investment LLC on October 15, 2004 shall continue subject to its terms. The Purchaser agrees to abide by the terms of such confidentiality agreement as if it was a party to it.

13.                               Notices

13.1                           Any notice or other communication to be given by one Party to any other Party under, or in connection with, this Agreement shall be in writing and signed by or on behalf of the Party giving it. It shall be served by sending it by fax to the number set out in Section 13.2 or as the case may be, Section 13.3, or delivering it by hand, or sending it by pre-paid recorded delivery, special delivery or registered mail, to the address set out in Section 13.2. Any notice so served by hand, fax or post shall be deemed to have been duly given:

13.1.1                  in the case of delivery by hand, when delivered;

13.1.2                  in the case of fax, at the date of transmission shown both by the report of transmission and the report of receipt; and

13.1.3                  in the case of prepaid recorded delivery or registered mail on the date noted on the return receipt.

13.2                           The addresses and fax numbers of the parties for the purpose of Section 13.1 are as follows:

If to the Sellers, to:

DaimlerChrysler Services AG

Attn. Gösta Dobler

Eichhornstraße 3

10875 Berlin

Germany

Telefax-No. +49 30 2554 1234

DaimlerChrysler Aerospace AG

Attn. Ursula Gruss

DaimlerChrysler AG

Epplestraße 225

70567 Stuttgart

Germany

Telefax-No. +49 711 17 58190

DaimlerChrysler AG

Attn. Ursula Gruss

Epplestraße 225

70567 Stuttgart

Germany

Telefax-No. +49 711 17 58190

Bayerische Hypo- und Vereinsbank AG

and HVB Banque Luxembourg SA

Attn. Dr. Steffi Habermeier and René Warzenetz

Arabellastraße 14

81925 Munich

Germany

Telefax-No. +49 89 378 43315

Bayerische Landesbank

Attn. Thomas Fehrenbach

Brienner Str. 18

80333 Munich

Germany

Telefax-No. +49 89 2171 25597

BLB Beteiligungsgesellschaft Beta mbH

Attn. Mr. Seidler

Brienner Str. 18

80333 Munich

Germany

Telefax-No. +49 89 2171 21134

Dresdner Bank AG

Attn. Michael Stuhlmann and Thomas Wiegand

Platz der Einheit 2

60301 Frankfurt am Main

Germany

Telefax-No. +49 263 18306

DZ BANK AG Deutsche Zentral-Genossenschaftsbank, Frankfurt am Main

Attn. Sibylle Jakobs/Dr. Martin Baranowski

Platz der Republik

60265 Frankfurt am Main

Germany

Telefax-No. +49 69 7447 6300/6645

DZ Beteiligungsgesellschaft mbH Nr. 6

Attn. Mathias Kurz

Platz der Republik

60325 Frankfurt am Main

Germany

Telefax-No. +49 69 7447 7754

KfW

Attn. Dept. RE Mr. Vay / Dept. X4b2 Mrs. Hockmann

Palmengartenstraße 5-9

60325 Frankfurt am Main

Germany

Telefax-No. +49 69 7431 4542/4110

in each case with a copy to:

Baker & McKenzie

Attn. Dr. Dirk Oberbracht

Bethmannstraße 50-54

60311 Frankfurt/Main

Germany

Telefax-No. +49 69 29908108

If to the Purchaser, to:

FERN S.à r.l.

Attn. Robert Warden

c/o Cerberus Capital Management, L.P.

299 Park Avenue

New York, New York 10171

U.S.A.

with a copy to:

Milbank, Tweed, Hadley & McCloy LLP

Attn. Michael W. Goroff

69 Old Broad Street

London, EC2M 1QS

UK

Telefax-No. +44 207 448 3029

or to such other recipients or addresses which may be notified by any Party to the other Parties in the future in writing.

13.3                           Notices which need to be sent to the Purchaser may also be served to the Purchaser’s agent of process being

Milbank, Tweed, Hadley & McCloy LLP

Attn. Dr. Peter Nussbaum

Maximilianstraße 15

80539 München

Germany

Telefax-No. +49 (0)89 255 59 3736.

Further, Purchaser hereby irrevocably authorizes and instructs

Milbank, Tweed, Hadley & McCloy LLP

Attn. Dr. Peter Nussbaum

Maximilianstraße 15

80539 München

Germany

Telefax-No. +49 (0)89 255 59 3736

to receive and accept on its behalf and its name any services (Zustellungen) of any judicial documents and summons (Zustellungsbevollmächtigter).

14.                               Miscellaneous

14.1                        Costs

Unless expressly stated otherwise in this Agreement, all costs, including fees, expenses and charges, each incurred in connection with the preparation, negotiation, execution and consummation of this Agreement or the transactions contemplated herein, including, without limitation, the fees and expenses of professional advisors, shall be borne by the Party commissioning such costs. All notarial fees and all fees and charges relating to the Shares Transfer Deeds and Loan Transfer Documents, for any required merger control filing, for obtaining any other approval, if any, from Governmental or Regulatory Authorities, for filings to and registration with public registers, if any, as well as any and all transfer Taxes and documentary Taxes accruing in connection with the execution and consummation of this Agreement or the transactions contemplated herein shall be borne by the Purchaser.

14.2                        Entire Agreement

This Agreement and its Exhibits and Disclosure Schedules shall comprise the entire agreement between the Parties concerning the subject matter hereof and shall supersede and replace all prior oral and written declarations of intention made by the Parties in respect thereof. All Exhibits and Disclosure Schedules to this Agreement constitute an integral part of this Agreement. In the case of a conflict between any Exhibit and/or Disclosure Schedule and the provisions of this Agreement, the provisions of this Agreement shall prevail.

14.3                        Amendments

Any amendments to this Agreement (including amendments to this clause) shall be valid only if made in writing, unless a stricter form is required by mandatory law.

14.4                        Headings; German or Dutch Terms

The headings in this Agreement are inserted for convenience only and shall not affect the interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. The word “including” shall not limit the preceding words or terms. If provisions in this Agreement include English terms after which either in the same provision or elsewhere in this Agreement German or Dutch terms have been inserted in brackets and/or italics, the respective German or Dutch terms alone and not the English terms shall be authoritative for the interpretation of the respective provisions.

14.5                        Assignment; Set-Off; Withholding

Without the written consent of the other Parties, no Party shall be entitled to assign any rights or claims under this Agreement except that (i) the Purchaser may assign any or all of its rights under this Agreement (for the avoidance of doubt, such assignment shall not relieve Purchasers from any liability and obligation) to any entity or entities, formed or acquired for the purpose of making the acquisition contemplated by this Agreement, which are wholly owned and controlled by funds or accounts managed by Cerberus Capital Management, L.P., provided that any such entity or entities agree to be bound by all of the terms, conditions and provisions contained in this Agreement and (ii) the Purchaser may assign any or all of its rights (for the avoidance of doubt, such assignment shall not relieve Purchasers from any liability and obligation) to financing sources providing financing in connection with the transactions under this Agreement, provided that such assignment is exclusively made for the purpose of granting security to such financing sources and the Sellers are notified in writing in advance of such assignment and the assignee accepts the notice provisions in Section 13 and the arbitration rules set forth in Section 14.9. No such assignment referred to in clause (i) or

(ii) above shall relieve the Purchaser and/or any assignee under clause (i) above from any liability. Any right of the Parties to set-off and/or to withhold any payments due under this Agreement shall be excluded unless the respective Party’s’ respective counter claim is undisputed or has been confirmed by final court decision.

14.6                        Foreign Currencies

Any currency conversions shall be determined using the European Central Bank (ECB)’s fixing rates as published on the ECB’s website (www.ecb.int) shortly after 2.15 p.m. CET on the day which is one Business Day prior to the date on which the respective payments become due and payable, or on any other day or time as agreed by the Parties in this Agreement or otherwise. When such rates are not available on such date, Reuters world spot rates (mid rate on page FX=) taken as close as possible to 2.15 p.m. CET shall be used.

14.7                        Calculation of Interest

Except as otherwise provided in this Agreement, interest shall be calculated from the date such interest is due and payable until the Business Day prior the payment date, in each case on a three hundred sixty (360) days basis.

14.8                        Governing Law

Subject to the next succeeding sentence, this Agreement shall be governed by, and construed in accordance with, the laws of the Federal Republic of Germany excluding the rules of conflicts of laws and the UN Convention on Contracts for the International Sale of Goods. The transfer in rem of the Shares shall be governed by Dutch law.

14.9                        Arbitration

Any and all disputes arising out of or in connection with this Agreement, including disputes on its validity, shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with the said Rules.

In deviation from the Rules of Arbitration of the International Chamber of Commerce, the chairman of the Arbitral Tribunal shall only be appointed by the International Court of Arbitration of the International Chamber of Commerce if the two arbitrators nominated by the Parties fail to nominate the chairman within thirty (30) days after their nomination. When making their nomination, the arbitrators or the International Court of Arbitration shall take into account concurring proposals by the Parties.

The place of the arbitration proceedings is Frankfurt am Main, Germany. The language of the arbitration proceedings is English. Competent Court of Appeals within the meaning of Section 1062 of the German Code on Civil Procedures (ZPO) shall be the Court of Appeals (Oberlandesgericht) in Frankfurt am Main, Germany.

14.10                 Severability

Should any provision of this Agreement be or become invalid or unenforceable as a whole or in part, the validity, effectiveness and enforceability of the other provisions of this Agreement shall not be affected thereby. In such case, the Parties agree to recognize and replace any such invalid or unenforceable provision by such valid and enforceable provision as comes closest to the economic intent and purpose of such invalid, or unenforceable provision as regards subject-matter, amount, time, place and extent. The aforesaid shall apply mutatis mutandis to any inadvertent incompleteness of this Agreement.

GUARANTEES

Any and all Guarantees set forth in this Exhibit 5.1 are given subject to the Sellers’ Knowledge except for the Guarantees set forth in Sections 1.1, 1.2 (a) (except as otherwise stated therein), 1.2 (b) (except as otherwise stated therein), 1.2 (c) (except as otherwise stated therein), 2 (a) (except as otherwise stated therein), 2 (b) and 9 (except as otherwise stated therein) of this Exhibit 5.1.

1.                                      THE SELLERS, THE COMPANY AND THE DAF-CONSOLIDATED GROUP

1.1                                 The Sellers

Each of the Sellers has obtained all corporate authorisations and all other applicable governmental, statutory, regulatory or other consents, licences, authorisations, waivers or exemptions required to empower it to enter into and perform its obligations under this Agreement except for those set forth in Sections 4.2.1 and 4.2.2 of this Agreement. This Agreement has been duly and validly executed by the Sellers and constitutes legal, valid and binding obligations of the Sellers enforceable against the Sellers in accordance with its terms (subject to limitations on enforceability imposed by equitable principles limiting the right to obtain or seek specific performance or by other equitable remedies or by applicable corporate, bankruptcy or insolvency laws and related decisions affecting creditors’ rights generally).

1.2                                 The Company

(a)                                  The Company is duly incorporated, organised and validly existing under the laws of The Netherlands as a “besloten vennootschap met beperkte aansprakelijkheid” (private limited liability company). It has not been dissolved, liquidated, declared bankrupt (failliet) or granted a suspension of payments (surséance van betaling) nor, to the Sellers’ Knowledge, is such a procedure pending. The Company has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its Assets and Properties. The Company has not ceased to pay its debts within the meaning of Article 1(1) Dutch Bankruptcy Act.

(b)                                 The Company has not filed a request for the opening of insolvency or bankruptcy proceedings nor, to the Sellers’ Knowledge, has any third party applied for a declaration of bankruptcy or any such similar arrangement for the Company under the laws of any applicable jurisdiction. The Company is not involved in negotiations with any one or more of its creditors (other than the Sellers), with respect to the rescheduling of its debts. Schedule 1.2 (b) comprises true and up to date copies of the articles of association of the Company as in effect on the date hereof and the Closing Date. The Company is not a “structure company” within the meaning of Article 2: 154 Dutch Civil Code, nor has it, nor should it have filed a statement within the meaning of Article 2:153(1) Dutch Civil Code that it meets the criteria for a “structure company”. The Shares constitute the entire issued share capital of the Company, and each Shareholder is the legal and beneficial owner of such number of Shares as set forth in Section 1.1 of this Agreement free from all Security Interests, options or other third party rights (including rights of pre-emption) of any nature whatsoever except for such options or other third party rights (including rights of pre-emption) in favor of the shareholders of the Company as set forth in the articles of association of the Company and to be waived at the Closing (to the extent required to effect the transfer of unencumbered title in all of the Shares to the Shares-Purchaser). Except for the shares identified in Schedule 1.2 (b) (that have been partially paid up in the amounts set out in such schedule pursuant to an agreement with the Company as referred to in Article 2:191(1) Dutch Civil Code) the Shares are duly authorized, validly issued, outstanding, fully paid-up non-assessable (nicht nachschusspflichtig) and the Shareholders have no further obligation under Dutch law with respect to the Shares (other than to fully pay the par value thereof which has not been fully paid up). Upon the delivery of the Shares Transfer Deed in the manner provided in Section 2.3 of the Agreement and satisfaction of any conditions precedents explicitly set forth therein or waiver of such conditions precedent in accordance with the Shares Transfer Deed, the Shares-Purchaser will be transferred good and valid title to the Shares, free and clear of all Security Interests. The Company has not granted any profit rights to any person (other than the Sellers in their capacity as holders of the Shares and/or in their capacity as lenders of the SHL-Loans). The Company has not co-operated to the issuance of depositary receipts.

(c)                                  The Company has no Directors (bestuurders), Supervisory Directors’ (commissarissen) or, to the Sellers’ Knowledge, proxyholders (procuratiehouders) or their equivalents under any jurisdiction other than the Netherlands, other than the persons named in Schedule 1.2 (c). Upon their resignation at Closing, the Supervisory Directors shall not have any claim against the Company, except for claims for ordinary consideration and reimbursement of expenses payable by the Company in relation to the performance of the Supervisory Directors’ duties through to the Closing and except for any claims that they may have under the directors and officers liability insurance policy taken out by the Company.

1.3                                 The dAF-Consolidated Group

(a)                                  Except as set forth in Schedule 1.3 (a), each dAF-Consolidated Company is duly incorporated, organised and validly existing under the laws of the jurisdiction of its incorporation, has not been dissolved, liquidated, declared bankrupt (failliet) or granted a suspension of payments (surséance van betaling), nor have any similar measures been taken under any applicable law. None of the dAF-Consolidated Companies has filed a request for the opening of insolvency or bankruptcy proceedings nor has any third party applied for a declaration of bankruptcy or any such similar arrangement for any of the dAF-Consolidated Companies under the laws of any applicable jurisdiction. Each dAF-Consolidated Company has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its Assets and Properties. Schedule 1.3 (a) comprises true and up to date copies of the articles of association, regulations and by-laws or other comparable organizational documents of each dAF-Consolidated Company as in effect on

2

the date hereof except for those relating to single Aircraft owning special purpose entities, dormant entities, entities in the process of liquidation, merger or dissolution or entities of which the articles of incorporation or association (or any comparable instrument under any applicable jurisdiction) are being amended, as listed in Schedule 1.3 (aa).

(b)                                 Except as set forth in Schedule 1.3 (b) and except for Permitted Security Interests, the Company (or a trustee for its benefit) is the (direct or indirect) sole legal and beneficial (wirtschaftlicher) owner of the entire issued share capital of each of the dAF-Consolidated Companies free from all Security Interests, options or other third party rights (including rights of pre-emption) of any nature whatsoever. Except for the Associated Companies, neither the Company nor any of the dAF Consolidated Companies holds, or over the past three (3) years has held any equity interest in any other Person. Neither the Company nor any of the dAF Consolidated Companies is a group company within the meaning of Article 2:24b Dutch Civil Code (groepsmaatschappij in de zin van artikel 2:24b BW) of any other company (other than the Company or any of the dAF-Consolidated Companies) and none of them is a party to any partnership agreement (v.o.f., c.v., maatschap or equivalent) (other than Intra-Group Agreements).

(c)                                  Except for the persons named in Schedule 1.3 (c) the dAF Consolidated Companies have no Directors (bestuurders) or proxyholders (procuratiehouders) or their equivalents under any jurisdiction other than The Netherlands.

2.                                      OPERATION SINCE JANUARY 1, 2005

In the period from January 1, 2005 through to and including the Signing Date (or, in the case of clauses (a) and (b) of this Section 2, through to and including Closing Date), except as listed in Schedule 2, the business of the Company and each dAF-Consolidated Company has in all material respects been carried on in the ordinary and usual course of business consistent with past practice and there has not occurred any of the following:

(a)                                  except for (i) payments of interest accrued up to and including December 31, 2004 on the SHL-Loans in the aggregate amount of up to US$ 13,305,196.81 (in words: thirteen million three hundred and five thousand one hundred and ninety six US Dollars and 81 Cents), (ii) payment of interest accruing on the SHL-Loans from the period as from the Effective Date up to the Closing in accordance with the respective terms of the SHL-Loan Agreements, and (iii) intra-group dividends, any declaration, setting aside or payment of any dividend or other distribution in respect of the shares of the Company or - subject to the Sellers’ Knowledge - any dAF-Consolidated Company not wholly owned (directly or indirectly) by the Company, or any direct or indirect capital reduction, purchase or other acquisition by the Company or – subject to the Sellers’ Knowledge - any dAF-Consolidated Company of capital stock of or any option with respect to the share capital of the Company or – subject to the Sellers’ Knowledge - any dAF-Consolidated Company not directly or indirectly wholly owned by the Company or any dAF-Consolidated Company (or a trustee for its benefit). For the avoidance of doubt, it is expressly clarified

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that debis AirFinance Ireland plc shall be deemed to be wholly owned for the purposes of this Section 2 (a);

(b)                                 except for dispositions inside the dAF-Consolidated Group and except for dispositions to the exclusive benefit of the Company, any authorization, issuance, sale or other disposition by the Company or any dAF-Consolidated Company of any shares of capital stock of or option with respect of the Company or any dAF-Consolidated Company, or any modification or amendment of any right of any holder of any outstanding shares of capital stock of or option with respect to the Company or any dAF-Consolidated Company;

(c)                                  (i) any increase in cash or kind in the compensation or compensation arrangements of any director, officer or employee of the Company or any dAF-Consolidated Company whose annual compensation is, or after giving effect to such change would be, US$250,000 (two hundred and fifty thousand US Dollars) or more, except for bonuses accrued over and in respect of the financial year 2004, provided for in the Audited Financial Statements 2004 and payable in or about March 2005, and (ii) any establishment or termination (partial or complete) or material modification of any Benefit Plan, or (iii) any adoption, entering into or becoming bound by any Benefit Plan; in each case of (i) through (iii) except to the extent required by applicable law;

(d)                                 except for transactions made in connection with the Forward Order, (i) incurrence by the Company or any dAF-Consolidated Company of additional indebtedness (other than trade accounts payable) in an aggregate principal amount exceeding US$1,000,000 (one million US Dollars) (net of any amounts discharged during such period), or (ii) any voluntary purchase, cancellation, prepayment or complete or partial discharge in advance of a scheduled payment date with respect to, or waiver of any right of the Company or any dAF-Consolidated Company under, any indebtedness (other than trade accounts payable and trade accounts receivable) of or owing to the Company or any dAF-Consolidated Company in an amount in excess of US$1,000,000 (one million US Dollars).

(e)                                  any individual physical damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the Assets and Properties of the Company or any dAF-Consolidated Company in an amount exceeding US$1,000,000 (one million US Dollars), except for such individual physical damage, destruction or other casualty loss to any Aircraft Asset that has not been notified in writing to the Company or any dAF-Consolidated Company by any Lessee;

(f)                                    any material change in (i) any accounting, financial reporting, pricing, credit, allowance or Tax practice or policy of the Company or any dAF-Consolidated Company, or (ii) any method of calculating any bad debt, contingency or other reserve of the Company or any dAF-Consolidated Company for accounting, financial reporting or Tax purposes;

(g)                                 except for write-offs or write-downs consistent with past accounting practices and except for write-offs or write-downs of goodwill, any write-off or write-down

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of or any determination to write off or write down any of the Assets and Properties of the Company or any dAF-Consolidated Company to be made under GAAP in excess of US$1,000,000 (one million US Dollars);

(h)                                 any acquisition or disposition of, or incurrence of a Security Interest (other than a Permitted Security Interest) on, any Assets and Properties of the Company or any dAF-Consolidated Company, other than in the ordinary course of business consistent with past practice or in an amount individually or in the aggregate not exceeding US$1,000,000 (one million US Dollars);

(i)                                     any material (i) recapitalization or corporate reorganization of the Company or any dAF-Consolidated Company (except for entities in the process of liquidation, merger or dissolution or entities of which the articles of incorporation or association (or any comparable instrument under any applicable jurisdiction) are being amended, as listed in Schedule 1.3 (aa)), or (ii) split off, merger or other business combination involving both (A) the Company or any dAF-Consolidated Company, and (B) any other Person;

(j)                                     except as disclosed in the Material Contracts Schedule and except for any amendments, modifications, waivers or consents made in the ordinary and usual course of business consistent with past practice, any material amendment, modification or granting of a waiver under or giving any consent with respect to (i) any contract which is required to be disclosed in the Material Contract Schedule or (ii) any material license or permit held by the Company or any dAF-Consolidated Company;

(k)                                  except for (i) capital expenditures or commitments relating to the Forward Order, and (ii) payments relating to the Company’s or any of the dAF-Consolidated Group’s maintenance obligations under any Lease Document, or (iii) capital expenditures or commitments in the ordinary course consistent with past practice not exceeding US$1,000,000 (one million US Dollars) in an individual case, capital expenditures or commitments for additions (aktivierungsfähig) to Assets and Properties of the Company and the dAF-Consolidated Companies constituting capital assets in an amount exceeding US$500,000 (five hundred thousand US Dollars) in the individual case, or US$3,000,000 (three million US Dollars) in the aggregate;

(l)                                     any commencement or termination of any material line of business, change by the Company or any dAF-Consolidated Company of their respective purpose as set forth in the respective articles of association except in respect of entities of which the articles of incorporation or association (or any comparable instrument under any applicable jurisdiction) are being amended, as listed in Schedule 1.3 (aa);

(m)                               entering into any contract between the Company and/or any dAF-Consolidated Company on the one side and advisors or consultants on the other side (other than KPMG, De Brauw and Mc Cann Fitzgerald) with respect to services provided or to be provided in direct relation to the transactions contemplated under this Agreement.

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(n)                                 any entering into a contract to do or engage in any of the foregoing if and to the extent such contract or engagement is to be executed after the date hereof; or

(o)                                 any other material transaction involving the Company or any dAF-Consolidated Company which is outside the ordinary course of business.

3.                                      REGULATORY MATTERS

3.1                                 Licences

(a)                                  The Company and each dAF-Consolidated Company have obtained all material licences, permissions, authorisations and consents required for carrying on the Business effectively in all material respects in the places and in the manner in which the Business is now carried on. A complete list of such licences, permissions, authorisations and consents is set forth in Schedule 3.1 (a).

(b)                                 Except as set forth in Schedule 3.1 (b), the licences, permissions, authorisations and consents referred to in 3.1 (a) are in full force and effect in all material respects.

(c)                                  Neither the Company nor any dAF-Consolidated Company is in material default under any of the licences, permissions, authorisations or consents referred to in 3.1 (a) nor are there any written communications of relevant third parties which indicate that any of such licences, permits, authorisations or consents will be revoked or not renewed, in whole or in part, in the ordinary course of events whether as a result of the acquisition of the Shares by the Shares-Purchaser or otherwise.

3.2                                 Compliance with Laws

(a)                                  The Company and each dAF-Consolidated Company have conducted the Business in accordance with their articles of association, by-laws and equivalent company statutes (as applicable).

(b)                                 Except as set forth in Schedule 3.2 (b), neither the Company nor any of the dAF-Consolidated Companies is, or has at any time been in material violation of, or material default with respect to, any statute, regulation, order, decree or judgment of any court or any Governmental or Regulatory Authority of The Netherlands or any other relevant jurisdiction. To the extent that any matter covered by a Guarantee in this Section 3.2 (b) is also covered under any other Guarantee contained in this Exhibit 5.1 that is subject to a disclosure threshold, material qualification or other limitations, then only such other Guarantee shall be applicable with respect to such matter. For the avoidance of doubt, this Section 3.2 (b) shall not apply to the matters covered by Sections 10 and 17.

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4.                                      THE COMPANY’S AND THE DAF-CONSOLIDATED GROUP’S ASSETS

4.1                                 Ownership

(a)                                  All tangible assets (other than the Aircraft Assets, as to which Section 5 of this Exhibit 5.1 and not this Section 4.1(a) shall relate) included in the Audited Financial Statements 2004 or acquired since January 1, 2005 (but other than assets sold in the ordinary course of business) are legally or beneficially (wirtschaftlich) owned by the Company or a respective dAF-Consolidated Company. Other than shown in Schedule 4.1 (a), these tangible assets are not the subject of any Security Interest or any assignment, option, right of pre-emption, royalty, factoring arrangement, leasing or hiring agreement, hire purchase agreement, conditional sale or credit sale agreement, agreement for payment on deferred terms or any similar agreement or arrangement (or any agreement or obligation, including a conditional obligation, to create or enter into any of the foregoing), except in the ordinary course of business and except for:

(i)                         any hire or lease agreement in the ordinary course of business involving expenditure of less than US$1,000,000 (one million US Dollars) per annum (where the aggregate expenditure under all such agreements is less than US$1,000,000 (one million US Dollars) per annum);

(ii)                      title retention provisions in respect of goods and materials supplied to the Company or any of the dAF-Consolidated Companies in the ordinary course of business;

(iii)                   Permitted Security Interests; and

(iv)                  the Security Interests, if any, reflected in the Audited Financial Statements 2004 and Security Interests arising solely in the ordinary course of business by operation of law;

(b)                                 Schedule 4.1(b) sets forth a complete and correct list of all real property (except Aircraft Assets) owned by the Company and the dAF-Consolidated Companies and lists any lease pursuant to which the Company or any of the dAF-Consolidated Companies leases real property as lessee or lessor.

4.2                                 Insurances

(a)                                  Schedule 4.2 (a) contains a true and complete list of all material (i.e. providing insurance coverage in excess of US$1,000,000 (one million US Dollars)) liability, property, workers’ compensation, directors’ and officers’ liability and other insurance policies currently in effect that insure the business, operations or employees of the Company or any dAF-Consolidated Company or affect or relate to the ownership, use or operation of any of the Assets and Properties of the Company or any dAF-Consolidated Company, excluding, for the avoidance of doubt, any hull or third party liability insurance taken out by any Lessee. Except as set out in Schedule 4.2 (a)-1, the insurance coverage provided by any of such policies will not terminate or lapse by reason of the transactions contemplated by this Agreement. Except as

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set out in Schedule 4.2 (a)-2, the insurances maintained by or covering the Company and each of the dAF-Consolidated Company are in full force and effect, no premiums due thereunder have not been paid and neither the Company, nor any dAF-Consolidated Company has received any written notice of cancellation or termination in respect of any such policy or is in material default thereunder which may give rise to an exclusion of the insurance coverage.

(b)                                 Except as disclosed in Schedule 4.2 (b), no claim is outstanding by the Company or any of the dAF-Consolidated Companies under any such policy of insurance (excluding, for the avoidance of doubt, any hull or third party liability insurance taken out by any Lessee) exceeding an amount of US$1,000,000 (one million US Dollars) and there are no circumstances likely to give rise to such a claim.

5.                                      AIRCRAFT ASSETS AND LEASES

(a)                                  The information set forth in the Aircraft Disclosure Schedule attached hereto as Schedule 5 (a) is true, correct and complete as of the Signing Date.

(b)                                 The Company or a dAF-Consolidated Company (or a trustee for their benefit) is, in each case, the sole legal and beneficial owner of, and has good and valid title to (i) each Owned Aircraft, and (ii) the Lessor’s interest under the applicable Lease Documents. Each Owned Aircraft is free and clear of Security Interests, other than Permitted Security Interests. Each Lease Document is free and clear of Security Interests, other than (a) Permitted Security Interests, (b) security (in particular, the assignment of rights, claims and interests under any Lease Document) provided pursuant to any Headlease Document or under any Loan Facility, and (c) any purchase option granted to a Lessee under the applicable Lease as indicated in the Aircraft Disclosure Schedule.

(c)                                  Except for the Owned Aircraft, the Structured Finance Aircraft, the Leased-in Aircraft and except as disclosed in Schedule 5 (c), neither the Company nor any of the dAF-Consolidated Companies has any legal or beneficial interest in any aircraft.

(d)                                 Except as disclosed in Schedule 5 (d), (i) no Lessor has notified or otherwise informed any Lessee in writing of an event of default, material default or similar material event (as defined in the applicable Lease) allowing for or, with notice or passage of time, would allow for the exercise of remedies by the Lessor has occurred and is continuing under any Lease, (ii) no material payment failure in excess of US$1,000,000 (one million US Dollars) has occurred and is continuing for more than thirty (30) days from the due date which, if uncured, would become an event of default (as so defined in the applicable Lease) under any Lease, and (iii) no failure to maintain insurance has occurred and is continuing for more than thirty (30) days from the due date which is, if uncured would become, an event of default (as so defined in the applicable Lease) under any Lease.

(e)                                  Except as disclosed in Schedule 5 (e), (i) no Headlessor has notified or

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otherwise informed the Company or any dAF-Consolidated Company in writing of an event of default, material default or similar material event (as defined in the applicable Headlease) allowing for or, with notice or passage of time, would allow for the exercise of remedies by the Headlessor has occurred and is continuing under any Headlease, and (ii) no payment failure in excess of US$1,000,000 (one million US Dollars) has occurred and is continuing for more than thirty (30) days from the due date, which, if uncured, would become an event of default (as so defined in the applicable Headlease).

(f)                                    The Lease Documents listed in Schedule 5 (f) pertaining to each Aircraft Asset constitute the whole agreement between the relevant Lessor and the relevant Lessee relating to such Aircraft Asset and includes a complete list of all material (i.e. having a direct or indirect economic impact exceeding US$500,000 (five hundred thousand US Dollars) in case a value can be attributed) written amendments, supplements, novations, consents, approvals and waivers relevant to the Lease Documents related to such Aircraft Asset, and there are no oral waivers in effect that would materially modify or amend the terms thereof except where such waivers are made or granted in the ordinary and usual course of business consistent with past practice.

(g)                                 The Headlease Documents listed in Schedule 5 (g) pertaining to each Leased-in Aircraft and Structured Finance Aircraft constitute all the Headlease Documents relating to such Aircraft and the Aircraft Assets related thereto and includes a complete list of all material (i.e. having a direct or indirect economic impact exceeding US$500,000 (five hundred thousand US Dollars) in case a value can be attributed) written amendments, supplements, novations, consents, approvals and waivers relevant to the Headlease Documents related to such Aircraft and the Aircraft Assets related thereto, and there are no oral waivers in effect that would materially modify or amend the terms thereof, except where such waivers are made or granted in the ordinary and usual course of business consistent with past practice.

(h)                                 Except as disclosed in Schedule 5 (e) or Schedule 5 (h) (i) all Headlease Documents and all Lease Documents are in full force and effect in accordance with the respective terms thereof in all material respects, and (ii) there have been no material waivers of any of the Company’s or any dAF-Consolidated Company’s rights under any Lease Documents or Headlease Documents (including any material waiver in respect of accrued or future rent or other monies payable or to become payable under any Lease Document or Headlease Document or any reduction of the rent or other monies payable under such Lease Document or Headlease Document) and neither the Company nor any dAF-Consolidated Company has materially increased or agreed to materially increase any of its obligations under any Lease Documents or any Headlease Documents.

(i)                                     Except as disclosed in Schedule 5 (i) there is no material alleged breach or similar claim not resolved which have been asserted against the Company or a dAF-Consolidated Company (or a trustee for the benefit thereof) arising out of any Lease Document or Headlease Document (other than claims constituting Permitted Security Interests).

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(j)                                     Except as disclosed in Schedule 5 (j), there are no Security Interests on any Aircraft Assets other than Permitted Security Interests which are not permitted pursuant to the terms of the relevant Lease Documents and/or Headlease Documents.

(k)                                  Except as disclosed in Schedule 5 (k), no Aircraft Asset has been involved in any incident which caused damage in excess of the amount required to be disclosed to the relevant Lessor under the relevant Lease or which would materially adversely affect the residual value of such Aircraft Asset.

(l)                                     Except as disclosed in Schedule 5 (l), no compulsory airworthiness directives are outstanding against any Aircraft Asset that would require the Company or a dAF-Consolidated Company (or a trustee for their benefit) to make any material contributions exceeding US$1,000,000 (one million US Dollars) in the individual case, or exceeding US$2,000,000 (two million US Dollars) in the aggregate in case more than one Aircraft Asset is involved, to the cost associated therewith pursuant to the terms of the relevant Lease.

(m)                               Except as disclosed in Schedule 5 (m), since January 1, 2005 no options to purchase any Aircraft Assets, extend or terminate any Lease have been exercised by the relevant Lessee in accordance with the terms of the relevant Lease Document(s).

(n)                                 Except as disclosed in Schedule 5 (n), no event has occurred or act or thing done or omitted to be done by the Company or a dAF-Consolidated Company pursuant to which or as a result of which the relevant Lease or Headlease can be terminated or the obligations of any such party thereunder would be rendered invalid or unenforceable (subject to limitations on enforceability imposed by equitable principles limiting the right to obtain or seek specific performance or by other equitable remedies or by applicable corporate, bankruptcy or insolvency laws and related decisions affecting creditors’ rights generally).

6.                                      CONTRACTUAL MATTERS

(a)                                  The Material Contract Schedule attached hereto as Schedule 6 (a) contains a true, correct and complete list of all Material Contracts to which the Company or any of the dAF-Consolidated Companies is bound.

(b)                                 Each Material Contract required to be disclosed in Schedule 6 (a) is in all material respects in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms (subject to limitations on enforceability imposed by equitable principles limiting the right to obtain or seek specific performance or by other equitable remedies or by applicable corporate, bankruptcy or insolvency laws and related decisions affecting creditors’ rights generally), of each party thereto; and except as disclosed in Schedule 6 (b), neither the Company, any dAF-Consolidated Company nor any other party to such Material Contract is, or has received written notice in accordance with the terms of the relevant Material Contract

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that it is, in violation or breach of or default under any such Material Contract or with notice or lapse of time or both, would be in violation or breach of or default under any such Material Contract in any material respect. None of the Material Contracts are voidable or reasonably likely to be rescinded or terminated.

(c)                                  Except for any Intra-Group Agreements neither the Company nor any dAF-Consolidated Company is party to any loan agreement, credit agreement, note, bond, debenture or other agreement other than the Loan Facilities, the SHL-Loans and the US-Notes, under which it is obligated to make payment with respect to borrowed monies or other financial indebtedness. Except for any guarantee issued by the Company or any wholly owned dAF-Consolidated Company (it being understood that debis AirFinance Ireland plc shall be deemed to be wholly owned for purposes of this Section) as Lessor or which depend on the performance of the Company or any dAF- Consolidated Company (collectively the “Lessor Guarantees”) and except as disclosed in Schedule 6 (c), neither the Company, nor any dAF-Consolidated Company has given any guarantee or security other than under or in respect of any Loan Facilities, the SHL-Loans, the US-Notes and the Headleases.

 (d)                              Except for the Permitted Security Interests, the Lessor Guarantees and guarantees or security under or in respect of any Loan Facilities, the SHL-Loans, the US-Notes and the Headleases or except as disclosed in Schedule 6 (d), neither the Company nor any of the dAF-Consolidated Company act as a surety (Buerge) for or has issued any guarantee or provided any security in favor of any third party or the Sellers to secure the obligations of any other Person.

7.                                      LITIGATION AND INVESTIGATIONS

(a)                                  Except as set forth in Schedule 7 (a), and except as plaintiff in the collection of debts arising in the ordinary course of business, (i) neither the Company nor any dAF-Consolidated Company is a plaintiff or defendant in or otherwise a party to any litigation (which term also includes in this Agreement, arbitration or mediation), administrative, or criminal proceedings which are in progress or pending and (ii) no such litigation, arbitration, administrative or criminal proceeding is threatened or pending or anticipated by or against or concerning the Company and/or any dAF-Consolidated Company. No conservatory or executory attachment has been made against the Company or any of the dAF-Consolidated Companies or any of their respective assets.

(b)                                 No governmental, regulatory or official investigation or inquiry (including without limitation any proceedings before the enterprise chamber of the Amsterdam Court of Appeals (Ondernemingskamer)) concerning the Company and/or any dAF-Consolidated Company is in progress or pending, or threatened or anticipated.

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8.                                      DIRECTORS AND EMPLOYEES

8.1                                 Employees

The total staff costs of the dAF-Consolidated Group (including the Company) for financial year 2004 are correctly reflected, in all material respects, in the Audited Financial Statements 2004. All compensation related agreements and arrangements with the persons listed on Schedule 8.1 have been made available to the Purchaser, except for such agreements where the consent of such persons was upon the Sellers’ request not given.

8.2                                 Compliance

The Company and each of the dAF-Consolidated Companies have duly performed their material obligations vis-à-vis any director, Supervisory Director, officer or employee arising from the law or under the respective employment contract.

8.3                                 Disputes and Works Council

Except as set forth in Schedule 8.3, in the preceding three (3) financial years, neither the Company nor any of the dAF-Consolidated Companies have experienced any collective labour dispute, strike or other labor unrest. Neither the Company nor any of the dAF Consolidated Companies is in breach of any obligation to establish a Works Council (Ondernemingsraad).

8.4                                 Benefit Plans

Schedule 8.4 (a) contains a true and complete list of all the Benefit Plans. Except as set forth in Schedule 8.4 (a), with respect to the period until the Effective Date all cash payments required to be made on or in respect of the Benefit Plans had been paid or adequately accrued for in the Audited Financial Statements 2004. Except as set forth in Schedule 8.4 (b), neither the Company nor any of the dAF-Consolidated Companies is party to or otherwise involved in any legal proceeding with any former employees with respect to the Benefit Plans.

9.                                      SHL SENIOR LOANS AND SUBORDINATED LOANS

9.1                                 Title

Each of the SHL-Lenders has unrestricted and unencumbered legal and beneficial title to and in its respective entire participation in the respective SHL-Loans as more closely set forth in Exhibit 1.3.1, 1.3.2-1 and 1.3.2-2 to this Agreement. Subject to due execution of the Loans Transfer Documents by the Senior Lenders, Subordinated Lenders and Loans-Purchaser, the transfer to the Loans-Purchaser of the SHL-Loans in the manner provided in Section 2.3 of this Agreement will transfer to the Loans-Purchaser good and valid title to the SHL-Loans free and clear of all Security Interests.

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9.2                                 Amounts

The amounts owed by the Company to the SHL-Lenders under the SHL-Loans as of January 1, 2005 are correctly set forth in Exhibits 1.3.1 and 1.3.2-2 to this Agreement, and the SHL-Lenders have (subject to limitations on enforceability imposed by equitable principles limiting the right to obtain specific performance or other equitable remedies (including principles limiting the enforceability of capital replacing shareholder loans) or by applicable corporate, bankruptcy or insolvency laws and related decisions affecting creditors’ or shareholder creditors’ rights generally) legally valid claims against the Company for payment of such amounts under the SHL-Loan Agreements. The amounts of draw-downs under the Revolving Facility and of unpaid interest accrued under the SHL-Loans through to the Closing Date as notified to the Purchasers in accordance with Section 3.1 of this Agreement will be true and correct.

10.                               FINANCIAL STATEMENTS; BOOKS AND RECORDS

10.1                           Financial Statements

Subject to the exceptions set forth in the following sentence, the consolidated balance sheet as set out in Schedule 10.1, presents fairly in all material respects, the consolidated financial position of the Company as at December 31, 2004 in conformity with GAAP. However, the Sellers are not making or giving pursuant to this Section 10.1, and the Purchasers shall not be entitled to rely on, any representation, warranty or guarantee pursuant to this Section 10.1 with respect to the following items recorded in the balance sheet as at December 31, 2004.

1.               Assets

a.                                       Flight equipment on operating leases, net

b.                                      Net investment in financial fixed assets

c.                                       Goodwill

d.                                      Provisions relating to Trade receivables and Notes receivables

e.                                       Other tangible fixed assets, net

f.                                         Other assets

g.                                      Deferred tax asset

h.                                      As a result of above - Total Assets

2.               Liabilities and Shareholders’ Equity

a.               Share capital, Accumulated deficit and Accumulated other comprehensive loss.

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b.              From accrued expenses and other liabilities

1.               Maintenance reserves

2.               The following accruals included in accrued expenses Skywest, Creditcard accrual, Expected cost delivery to windjet, Engine, Engine, Accrued Tax Fees, and Current Corporation Tax Provision Account

3.               LILO accrual

4.               LILO deferred expense

5.               Accrued restructuring provision

c.               Deferred taxes

d.              Deferred revenue

e.               As a result of above - Shareholders’ Equity, Shareholders’ Fund, Total Liabilities and therefore, Total Liabilities and Shareholders’ Funds

10.2                           Books and Records

Schedule 10.2 contains copies of the resolutions adopted by the management board of the Company in ordinary meetings of the management board of the Company in the financial years 2003 and 2004 excluding any (extracts of) written consents and/or resolutions in lieu of a meeting of the management board of the Company.

10.3                           No Undisclosed Liabilities

Except as reflected or reserved against in the consolidated balance sheet included in the Audited Financial Statements 2004 or in the notes thereto as attached in Schedule 10.3-1, or as disclosed in Schedule 10.3-2, there are no absolute, accrued, contingent or fixed liabilities (whether due or to become due) of the Company or any dAF-Consolidated Company as of December 31, 2004, other than liabilities (a) incurred in the ordinary course of business, or (b) which, individually or in the aggregate, do not exceed US$10,000,000 (in words: ten million US Dollars), provided that for purposes of this Section 10.3 a contingent liability shall exist only if and to the extent when taking into account the actual knowledge (positive Kenntnis) of Klaus Heinemann, Heinrich Loechteken, Cole Reese and Huib van Doorn as of the Signing Date it was reasonably likely that such liability would become absolute, accrued or fixed after December 31, 2004. Notwithstanding the foregoing, the Sellers are not making or giving pursuant to this Section 10.3, and the Purchasers shall not be entitled to rely on, any representation, warranty or guarantee pursuant to this Section 10.3 with respect to the following items recorded in the consolidated balance sheet as at December 31, 2004:

Liabilities

a.               From accrued expenses and other liabilities

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1.               Maintenance reserves

2.               The following accruals included in accrued expenses Skywest, Creditcard accrual, Expected cost delivery to windjet, Engine, Engine, Accrued Tax Fees, and Current Corporation Tax Provision Account

3                  LILO accrual

4                  LILO deferred expense

5                  Accrued restructuring provision

b.              Deferred taxes

c.               Deferred revenue

11.                               INVESTMENT ASSETS

Except as disclosed in Schedule 11 or specifically referenced in the Audited Financial Statements 2004, the Company and the dAF-Consolidated Companies own no Investment Assets. Except as disclosed in Schedule 11, all such Investment Assets are owned by the Company or a dAF-Consolidated Company free and clear of all Security Interests, except for Permitted Security Interests and except for security interests under the general terms and conditions of the respective financial institutions acting as a depositary.

12.                               NO CONFLICTS

Except as set forth in Schedule 12 and except with respect to any of the Material Contracts listed on the Material Contract Schedule, the execution and delivery of this Agreement by the Sellers, the performance by the Sellers of their obligations under this Agreement and the consummation of the transactions contemplated hereby will not: (a) conflict with or result in a violation or breach of, (b) constitute (with or without notice or lapse of time or both) a default under, (c) require the Company and/or any of the dAF-Consolidated Companies to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (d) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (e) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, or (f) result in the creation or imposition of any lien upon the Company and/or any of the dAF-Consolidated Companies or any of their respective Assets and Properties under, any contract or licence to which the Company and/or any of the dAF-Consolidated Companies is a party or by which any of their respective Assets and Properties is bound.

13.                               AFFILIATE TRANSACTIONS

Neither the Company nor any of the dAF-Consolidated Companies entered into any agreements with principal obligations (Hauptleistungspflichten) still to be performed by any Seller, or any officer, director or, Affiliate (other than the Company or a dAF-Consolidated Company) of any Seller the economic terms of which are not at arm’s-length.

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14.                               [Reserved]

15.                               [Reserved]

16.                               BROKERS

All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by the Sellers directly with the Purchasers without the intervention of any Person on behalf of the Sellers in such manner as to give rise to any valid claim by any Person against the Purchasers, the Company or any dAF-Consolidated Company for a finder’s fee, brokerage commission or similar payment. Any advisors retained for the exclusive benefit of the Sellers in connection with the transactions under this Agreement have not been paid by the Company or any dAF-Consolidated Company. For the avoidance of doubt, the Parties agree that KPMG, De Brauw and Mc Cann Fitzgerald are permitted expenditures of the Company and that expenditures for Rothschild and Baker & McKenzie LLP incurred for services in connection with this transaction are borne by the Sellers.

17.                               TAXES

17.1                           Tax Liabilities

Except as set forth in Schedule 17.1, all material, actual and disputed liabilities for Taxes of the Company and each dAF-Consolidated Company measured by reference to income, profits, gains turnover or sales earned, accrued, received, realised or invoiced on or before December 31, 2004 are fully provided for or disclosed in the Audited Financial Statements 2004. In this context, it is expressly being clarified that the Sellers do not give any Guarantee, and do not accept any liability, with respect to the sufficiency of deferred Tax liabilities as recorded on the Audited Financial Statements 2004.

17.2                           No Dispute

Neither the Company nor a dAF-Consolidated Company is involved in any current dispute with any Tax authority or is or has in the last three years been the subject of any investigation, audit or non-routine visit by any tax authority, except as disclosed in Schedule 17.2.

17.3                           Employee Taxes and Deductions

Except as set out in Schedule 17.3 all amounts payable to any tax or social security authority in respect of any employee (including but not limited to any Tax deductible from any amounts paid to an employee, and any national insurance, social fund or similar contributions required to be made in respect of employees) due and payable by the Company or any dAF-Consolidated Company up to the date hereof have been duly paid and the Company and each dAF-Consolidated Company have made all such deductions and retentions as should have been made under applicable laws or regulations.

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17.4                           Permanent Establishments

Except as set out in Schedule 17.4, for Tax purposes, both the Company and debis AirFinance Ireland plc are and have been resident only in the jurisdiction in which they are incorporated and do not have nor had a permanent establishment or permanent representative or other taxable presence in any jurisdiction other than that in which they are resident for Tax purposes. Neither the Company nor a dAF-Consolidated Company constitutes or has constituted a permanent establishment or is or has been a permanent representative of another Person.

17.5                           Tainted Shares

Neither the Company nor a dAF-Consolidated Company has tainted (share) capital (besmet fusie aandelenkapitaal en/of agio) within the meaning of Article 3a of the Dutch Dividend Tax Act of 1965.

17.6                           No Guarantees for Tax losses carried-forward

The Sellers do not grant any Guarantees, and do not accept any liability, for the existence, amount or availability of any Tax losses carried-forward of the Company or any dAF-Consolidated Company.

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Roll of deeds G 228/2005

NOTARIAL DEED

AMENDMENT AGREEMENT

Negotiated on June 29, 2005.

Before me, the undersigned Notary Public

Dr. Peter Gamon

at Frankfurt am Main appeared today in the offices of Baker & McKenzie, Bethmannstr. 50-54, Frankfurt/Main, whereto I had betook myself upon request:

1.          Dr. Henrik Bauwens,
born July 12, 1971
business address: Bethmannstr. 50-54, 60311 Frankfurt am Main, Germany
identifying himself by his German identity card,

according to his declaration acting not in his own name, but in the name and on behalf of

DaimlerChrysler Financial Services AG (formerly: DaimlerChrysler Services AG), Eichhornstraße 3, DE 10875 Berlin, Germany, a German stock corporation registered with the Commercial Register at the Local Court of Berlin-Charlottenburg under No. HRB 33551,

- hereinafter referred to as “DC Services” -

pursuant to a certified power of attorney dated March 22, 2005 and a certified sub-power of attorney dated June 23, 2005;

2.          Sandra Schöniger,
born April 15, 1976
business address: Bethmannstr. 50-54, 60311 Frankfurt am Main, Germany
identifying herself by her German identity card,

according to her declaration acting not in her own name, but in the name and on behalf of

DaimlerChrysler Aerospace Aktiengesellschaft, Willy-Messerschmitt-Straße, DE 85521 Ottobrunn, Germany, a German stock corporation registered with the Commercial Register at the Local Court of München under No. HRB 98454,

- hereinafter referred to as “DC Aerospace” -

pursuant to a certified power of attorney dated March 24, 2005 and a certified sub-power of attorney dated June 23, 2005;

3.          Jens Rikus,
born August 23, 1971
business address: Bethmannstr. 50-54, 60311 Frankfurt am Main, Germany
identifying himself by his German identity card,

according to his declaration acting not in his own name, but in the name and on behalf of

DaimlerChrysler AG, Epplestraße 225, DE 70567 Stuttgart, Germany, a German stock corporation registered with the Commercial Register at the Local Court of Stuttgart under No. HRB 19360,

- hereinafter referred to as “DC AG” -

pursuant to a certified power of attorney dated March 24, 2005 and a sub-power of attorney dated June 28, 2005;

4.          Hendrik Sehy,
born July 17, 1977
business address: Bethmannstr. 50-54, 60311 Frankfurt am Main, Germany
identifying himself by his German identity card,

according to his declaration acting not in his own name, but in the name and on behalf of

Bayerische Hypo- und Vereinsbank Aktiengesellschaft, Arabellastraße 14, DE 81925 Munich, Germany, a German stock corporation registered with the Commercial Register at the Local Court of München under No. HRB 42148,

- hereinafter referred to as “HVB” -

pursuant to a certified power of attorney dated March 29, 2005 and a sub-power of attorney dated June 27, 2005;

5.          Frank Degenhardt,
born November 23, 1969

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business address: Bethmannstr. 50-54, 60311 Frankfurt am Main, Germany
identifying himself by his German identity card,

according to his declaration acting not in his own name, but in the name and on behalf of

HVB Banque Luxembourg SA, 4, rue Alphonse Weicker, LU 2721 Luxembourg, Luxembourg, a Luxembourg stock corporation registered with the Commercial Register of Luxembourg under No. B 9989,

- hereinafter referred to as “HVB Luxembourg” -

pursuant to a certified power of attorney dated March 24, 2005 and an undated sub-power of attorney;

6.          Markus Krüger,
born October 8, 1972
business address: Bethmannstr. 50-54, 60311 Frankfurt am Main, Germany
identifying himself by his German identity card,

according to his declaration acting not in his own name, but in the name and on behalf of

Bayerische Landesbank, Brienner Str. 18, DE 80333 Munich, Germany, a German incorporated public-law institution registered with the Commercial Register at the Local Court of München under No. HRA 76030,

- hereinafter referred to as “BLB” -

pursuant to a certified power of attorney dated March 23, 2005 and a certified sub-power of attorney dated June 24, 2005;

7.          Martin Kaiser,
born May 3, 1973
business address: Bethmannstr. 50-54, 60311 Frankfurt am Main, Germany
identifying himself by his German identity card,

according to his declaration acting not in his own name, but in the name and on behalf of

BLB Beteiligungsgesellschaft Beta mbH, Brienner Str. 18, DE 80333 Munich, Germany, a German limited liability company registered with the Commercial Register at the Local Court of München under No. HRB 91796,

- hereinafter referred to as “BLB-Beteiligung” -

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pursuant to a certified power of attorney dated March 23, 2005 and a certified sub-power of attorney dated June 24, 2005;

8.          Dr. Jan Gernoth,
born January 10, 1972
business address: Bethmannstr. 50-54, 60311 Frankfurt am Main, Germany
identifying himself by his German identity card,

according to his declaration acting not in his own name, but in the name and on behalf of

Dresdner Bank Aktiengesellschaft, Platz der Einheit 2, DE 60301 Frankfurt am Main, Germany, a German stock corporation registered with the Commercial Register at the Local Court of Frankfurt am Main under No. HRB 14000,

- hereinafter referred to as “Dresdner Bank” -

pursuant to a certified power of attorney dated March 30, 2005 and a certified sub-power of attorney dated June 24, 2005;

9.          Anja Drees,
born September 4, 1975
business address: Bethmannstr. 50-54, 60311 Frankfurt am Main, Germany
identifying herself by her German identity card,

according to her declaration acting not in her own name, but in the name and on behalf of

DZ BANK AG Deutsche Zentral-Genossenschaftsbank, Frankfurt am Main, Platz der Republik, DE 60265 Frankfurt am Main, Germany, a German stock corporation registered with the Commercial Register at the Local Court of Frankfurt am Main under No. HRB 45651,

- hereinafter referred to as “DZ” -

pursuant to a certified power of attorney dated March 30, 2005 and a certified sub-power of attorney dated June 24, 2005;

10.        Dr. Michael Reichle,
born December 23, 1973
business address: Bethmannstr. 50-54, 60311 Frankfurt am Main, Germany
identifying himself by his German identity card,

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according to his declaration acting not in his own name, but in the name and on behalf of

DZ Beteiligungsgesellschaft mbH Nr. 6, Platz der Republik, DE 60325 Frankfurt am Main, Germany, a German limited liability company registered with the Commercial Register at the Local Court of Frankfurt am Main under No. HRB 52008,

- hereinafter referred to as “DZ Beteiligung” -

pursuant to a certified power of attorney dated April 1, 2005 and an undated sub-power of attorney;

11.        Dr. Kilian Helmreich,
born January 11, 1974
business address: Bethmannstr. 50-54, 60311 Frankfurt am Main, Germany
identifying himself by his German identity card,

12.        Dr. Sven Timmerbeil,
born December 7, 1974
business address: Bethmannstr. 50-54, 60311 Frankfurt am Main, Germany
identifying himself by his German identity card,

according to their declarations acting not in their own names, but jointly in the name and on behalf of

KfW, Palmengartenstr. 5-9, DE 60325 Frankfurt am Main, Germany, a German incorporated public-law institution,

- hereinafter referred to as “KfW” -

pursuant to a certified power of attorney dated March 23, 2005 and a certified sub-power of attorney dated June 25, 2005;

- the parties referred to above collectively the “Sellers”
and each of them individually a “Seller” -

13.        Sarah Curtis Casey,
born April 25, 1971,

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business address: An der Welle 4, 60422 Frankfurt am Main, Germany identifying herself by her German driver’s license with photo,

according to her declarations acting not in her own name, but – excluding any personal liability of the appeared person against the other parties hereto - in the name and on behalf of

FERN S.à r.l., c/o Cerberus Capital Management, L.P., 299 Park Avenue, New York, New York 10171, U.S.A., a Luxembourg limited liability company with registered head office at 46A, Avenue J.F. Kennedy, LU 1855 Luxembourg, registered with the Commercial Register of Luxembourg under No. B 104664;

pursuant to a certified power of attorney dated June 27, 2005;

- hereinafter referred to as the “Initial Purchaser” -

and

14.        Jan Wilms,
born February 15, 1975
business address: An der Welle 4, 60422 Frankfurt am Main, Germany identifying himself by his German identity card,

according to his declarations acting not in his own name, but – excluding any personal liability of the appeared person against the other parties hereto - in the name and on behalf of

FERN GP S.à r.l., a company under the laws of Luxembourg, having its registered office at 46A, Avenue J.F. Kennedy, LU 1855 Luxembourg, Luxembourg,

acting in its capacity as general partner of (for the benefit and risk of)

AerCap Holdings C.V., a limited partnership (“commanditaire vennootschap”) under the laws of the Netherlands, having its registered seat in Schiphol, the Netherlands and its address at Evert van de Beekstraat 312, 1118 CX Schiphol, the Netherlands,

pursuant to a power of attorney dated June 27, 2005;

- hereinafter referred to as the “New Purchaser” -

- the Sellers, the Initial Purchaser and the New Purchaser collectively the “Parties”
and each of them individually a “Party” -

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The aforementioned powers and sub-powers of attorney were submitted in copies to the Notary. The Notary advised the appeared that powers of attorney must be submitted in the originals in order to be sure that they are still valid. The appeared asked the Notary to notarise despite this fact. They declared that the originals of the powers of attorney will be submitted to the Notary and asked the Notary to attach them to this deed as certified copies.

The notary asked the appeared persons whether he or one of his colleagues had been previously involved in terms of Section 3 (1) No. 7 of the German Notarisation Act (“Beurkundungsgesetz”), which they denied.

The persons appearing requested this Deed to be recorded in the English language. The acting Notary Public who is in sufficient command of the English language ascertained that the persons appearing are also in command of the English language. After having been instructed by the acting Notary, the persons appearing waived the right to obtain the assistance of a sworn interpreter and to obtain a certified translation of this Deed.

The persons appearing, acting as indicated, declared with request for notarial recording the following:

AMENDMENT AGREEMENT

RECITALS

WHEREAS, the Sellers and the Initial Purchaser entered into a Sale and Purchase Agreement dated April 4, 2005 (Deed Nos. A.Prot. 2005/100 and 101 of the notary public Stephan Cueni, Basel, Switzerland) (the “SPA”);

WHEREAS, the Sellers, the Initial Purchaser and Cerberus Capital Management, L.P., a limited partnership organized under the laws of Delaware, with head office at 299 Park Avenue, New York 10171 entered into an Indemnity Document dated June 3, 2005 (Deed No. A.Prot. 2005/179 of the notary public Stephan Cueni, Basel, Switzerland) (the “Indemnity Document”);

WHEREAS, the Initial Purchaser intends to assign all rights under the SPA to the New Purchaser in accordance with Section 14.5 of the SPA and the New Purchaser intends to accept this assignment. It is being the common understanding of the Parties that until June

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30, 2005 the New Purchaser will be a partnership wholly owned by funds or accounts managed by Cerberus Capital Management, L.P.;

WHEREAS, the Parties intend to agree on certain amendments and arrangements.

Now, therefore the Parties agree as follows:

The Parties make reference to the notarised reference deeds dated June 28/29, 2005 [roll of deeds No. G 223/224/225/226/227/2005 of the acting Notary], which were available in the originals during this notarisation. The content of these reference deeds are the SPA, the Indemnity Document and the Exhibits and Schedules thereto. The Parties are fully aware of the contents of the aforementioned reference deeds. They waive the right to have them read aloud and to have them attached to this Deed.

1.             Assignment by the Initial Purchaser to the New Purchaser

1.1           The Initial Purchaser hereby assigns any and all of its rights under the SPA (as amended by this Agreement) to the New Purchaser, effective as of the date hereof. The New Purchaser hereby accepts such assignment, effective as of the date hereof, and agrees, vis-à-vis the Initial Purchaser and the Sellers, to be bound by all of the terms, conditions and provisions contained in the SPA (as amended by this Agreement) and the Indemnity Document and any reference in the SPA (as amended by this Agreement) to the Purchaser shall be construed to be a reference to the Initial Purchaser and the New Purchaser. For the avoidance of doubt, the New Purchaser shall in particular be bound by the Initial Purchaser’s obligations and agreements set forth in the SPA. Any breach of an obligation to mitigate damages or to recover damages from a third party as provided under the SPA by the Initial Purchaser and/or the New Purchaser shall limit or exclude, as the case may be, any claims of the New Purchaser against any of the Sellers under the SPA.

1.2           The Parties are in agreement, that the assignment of rights to the New Purchaser hereunder shall not relieve the Initial Purchaser from any liability and/or any obligation under the SPA (as amended by this Agreement) and/or the Indemnity Document.

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2.             Amendments to the SPA; Waiver of Certain Closing Conditions; Closing Date

2.1           The first sentence of Section 3.1 of the SPA shall be amended as follows (the amendment is underlined):

“The aggregate purchase price for the Shares and the SHL-Loans shall be a fixed amount of US$ 1,344,000,000 (in words: one billion three hundred forty-four million US Dollars) (i) plus any amounts drawn (and outstanding at the Closing) under the US$ 100,000,000.00 (in words: one hundred million US Dollars) revolving facility (“Revolving Facility”) that is part of the SHL Senior Secured Refinancing Facility except to the extent that such amounts have been drawn in violation of the Shareholders’ obligations under Section 8.7 below, (ii) plus any accrued and unpaid interest on the SHL-Loans (including accrued and unpaid interest under the Revolving Facility) until the Closing, and (iii) less the aggregate amount of all payments of principal on, or with respect to, the SHL-Loans subsequent to December 31, 2004 (collectively, the “Purchase Price”).”

2.2           The provisions of Section 4.8.1 (i) of the SPA shall be amended as follows (the amendment is underlined):

“(i)          the Closing has not occurred until July 15, 2005, 24.00 hrs. CET, or”

2.3           The Initial Purchaser and the New Purchaser hereby waive the conditions to Closing set forth in Section 4.2.2 (c) of the SPA.

2.4           The provision of Section 4.1.3 of the SPA shall be replaced by the following provision:

“4.1.3      The “Closing Date” shall be June 30, 2005.”

2.5           There shall be no other amendments to the SPA.

2.6           Only after April 4, 2005 the Parties and the management of debis AirFinance B.V., Amsterdam, The Netherlands (the “Company”) became aware of the requirement to make a filing with the Irish Financial Services Regulatory Authority with respect to the change-of-control of the Company, as well as the obligation to make filings with authorities relating to a certain tax certificate pursuant to Section 445 (2) of the Irish Taxes Consolidation Act, 1997 and a certain license to operate in the Irish Shannon Customs Free Airport Zone under Section 2 (1) of the Irish Customs Free Airport (Amendment) Act, 1958 (all such filings collectively, the “Irish Regulatory Filings”). The Initial Purchaser and the New Purchaser hereby waive any and all claims of whatsoever nature against any of the Sellers resulting from the fact that the

9

clearance by the Irish Financial Services Regulatory Authority had not been obtained and the Irish Regulatory Filings had not been made prior to April 4, 2005 (the “Potential Non-Compliance”). The Initial Purchaser and the New Purchaser hereby confirm that the Irish Regulatory Filings and the Potential Non-Compliance do not affect the satisfaction, if any, of the conditions to be satisfied for the consummation of the transactions contemplated under the SPA.

3.             Miscellaneous

3.1           All notarial fees in connection with the execution and consummation of this document or the transactions contemplated herein shall be equally borne by the Sellers on the one hand and the New Purchaser on the other hand. Unless expressly stated otherwise in this Agreement, all costs, including fees, expenses and charges, each incurred in connection with the preparation, negotiation, execution and consummation of this Agreement and the transactions contemplated herein, including without limitation, the fees and expenses of professional advisors, shall be borne by the Party commissioning such costs.

3.2           Each Party shall treat this Agreement and the terms and provisions hereof as confidential and further agrees that it shall not, without the prior written consent of the other Parties hereto, disclose the contents of this Agreement to any person except as may be required by applicable law (including requests from banking supervisory authorities) or government regulation or stock exchange regulation. In connection with any such permitted disclosure the Party making such permitted disclosure shall use its best efforts to obtain confidential treatment of this Agreement. The Parties further agree to consult and cooperate with each other in making and supporting any such request for confidential treatment.

3.3           This Agreement shall comprise the entire agreement between the Parties concerning the subject matter hereof and shall supersede and replace all prior oral and written declarations of intention made by the Parties in respect thereof.

3.4           Any amendments to this Agreement (including amendments to this clause) shall be valid only if made in writing, unless a stricter form is required by mandatory law.

3.5           The headings in this Agreement are inserted for convenience only and shall not affect the interpretation of this Agreement. All words used in this Agreement will be

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construed to be of such gender or number as the circumstances require. The word “including” shall not limit the preceding words or terms. If provisions in this Agreement include English terms after which either in the same provision or elsewhere in this Agreement German terms have been inserted in brackets and/or italics, the respective German terms alone and not the English terms shall be authoritative for the interpretation of the respective provisions.

3.6           This Agreement shall be governed by, and construed in accordance with, the laws of the Federal Republic of Germany excluding the rules of conflicts of laws and the UN Convention on Contracts for the International Sale of Goods.

3.7           Any and all disputes arising out of or in connection with this Agreement, including disputes on its validity, shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with the said Rules.

In deviation from the Rules of Arbitration of the International Chamber of Commerce, the chairman of the Arbitral Tribunal shall only be appointed by the International Court of Arbitration of the International Chamber of Commerce if the two arbitrators nominated by the Parties fail to nominate the chairman within thirty (30) days after their nomination. When making their nomination, the arbitrators or the International Court of Arbitration shall take into account concurring proposals by the Parties.

The place of the arbitration proceedings is Frankfurt am Main, Germany. The language of the arbitration proceedings is English. Competent Court of Appeals within the meaning of Section 1062 of the German Code on Civil Procedures (ZPO) shall be the Court of Appeals (Oberlandesgericht) in Frankfurt am Main, Germany.

3.8           Should any provision of this Agreement be or become invalid or unenforceable as a whole or in part, the validity, effectiveness and enforceability of the other provisions of this Agreement shall not be affected thereby. In such case, the Parties agree to recognize and replace any such invalid or unenforceable provision by such valid and enforceable provision as comes closest to the economic intent and purpose of such invalid, or unenforceable provision as regards subject-matter, amount, time, place and extent. The aforesaid shall apply mutatis mutandis to any inadvertent incompleteness of this Agreement.

The aforementioned deed was read to the appeared persons in the presence of the notary, approved by them and signed by them and the notary in their own hands as follows:

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